SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Capella Education Company
 (Name of Registrant as Specified in Its Charter)

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CAPELLA EDUCATION COMPANY

Capella Tower
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
(888) 227-3552
March 24, 2014
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of Capella Education Company to be held at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 6, 2014.
The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.
This year we are continuing to take advantage of the Securities and Exchange Commission (SEC) rule allowing companies to furnish proxy materials to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy materials and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials.
If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank Shareowner Services, you will continue to receive a copy of the proxy statement and our annual report by mail.
We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote by Internet as directed in the Notice, or request a paper or email copy of the proxy materials and follow the voting instructions set forth on the proxy card. Please vote as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.
Sincerely,
J. Kevin Gilligan
Chairman and Chief Executive Officer

VOTING METHODS

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet or by mail. You also may revoke your proxy any time before the annual meeting. Internet voting is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 5, 2014.

b.	Please have your Notice and proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

2.	BY MAIL (if you vote by Internet, please do not mail your proxy card)

a.	If you received a Notice, first request a paper or email copy of the proxy materials as directed in the Notice.

b.	Mark, sign and date your proxy card.

c.	Return it in the postage‑paid envelope provided.
If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Your vote is important. Thank you for voting.

CAPELLA EDUCATION COMPANY
________________

Notice of Annual Meeting of Shareholders
to be held on May 6, 2014
________________

The annual meeting of shareholders of Capella Education Company will be held at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 6, 2014 for the following purposes:

1.
To elect the following nine individuals to our Board of Directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified: J. Kevin Gilligan, Michael A. Linton, Michael L. Lomax, Jody G. Miller, Stephen G. Shank, Andrew M. Slavitt, David W. Smith, Jeffrey W. Taylor and Darrell R. Tukua.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To approve the 2014 Capella Education Company Equity Incentive Plan.

4.	To submit an advisory vote on the executive compensation of our named executive officers (Say-On-Pay).

5.	To transact other business that may properly be brought before the meeting.
Our Board of Directors has fixed March 10, 2014 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy through the Internet in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,
Gregory W. Thom
Secretary

Minneapolis, Minnesota
March 24, 2014

_____________________
PROXY STATEMENT
_____________________
GENERAL INFORMATION

The enclosed proxy is being solicited by our Board of Directors for use in connection with the annual meeting of shareholders to be held on Tuesday, May 6, 2014 at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our Board of Directors' form of proxy to shareholders, or a Notice regarding the availability of proxy materials, will commence on or about March 24, 2014.
Availability of Proxy Materials
As permitted by rules of the SEC, we are making our proxy materials, which include our notice of annual meeting, proxy statement and annual report, available to certain of our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding the shareholder's account. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. These shareholders will not receive proxy materials by mail unless they specifically request that printed copies of the proxy materials be sent to them. The Notice tells these shareholders how to make such a request.
Any shareholder whose shares are registered directly in the shareholder's name with our transfer agent, Wells Fargo Bank, N.A., will continue to receive a printed copy of the proxy materials by mail.
Record Date and Quorum
Only shareholders of record at the close of business on March 10, 2014 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 12,335,943 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.
Voting of Proxies
Proxies voted through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy's authority or a properly signed and duly returned proxy bearing a later date.
Shareholder Proposals
We must receive shareholder proposals intended to be presented at the 2015 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 27, 2014. We must receive any other shareholder proposals intended to be presented at the 2015 annual meeting of shareholders at our principal executive office no earlier than January 6, 2015 and no later than February 5, 2015.
Quorum
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1 - Election of nine directors	Plurality of votes cast	No
Proposal 2 - Ratification of auditors for fiscal year 2014	Majority of the shares entitled to vote and present in person or represented by proxy(1)	Yes
Proposal 3 - Approval of 2014 Capella Education Company Equity Incentive Plan	Majority of the shares entitled to vote and present in person or represented by proxy(1)	No
Proposal 4 - Advisory vote on executive compensation	We will consider our shareholders to have approved our executive compensation if the number of votes FOR exceeds the number of votes AGAINST	No
_______________

(1)	So long as the number of shares voted exceeds 25% of our outstanding shares.
With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and shareholders may not cumulate votes in the election of directors.
With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN.
If you abstain from voting on Proposals 1 or 4, the abstention will not have an effect on the outcome of the vote. Abstentions will have the effect of a vote against Proposal 2 or 3. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will generally have no effect on the outcome of the vote.
Adjournment of Meeting
If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies.
Shares Held in Street Name
The only proposal on which your broker has discretionary authority to vote your shares is Proposal 2 regarding the ratification of our auditors. On any other proposal, your broker does not have discretionary authority to vote your shares. If your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposal 1, 3 or 4, your broker or other nominee will not be able to vote your shares on that matter. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.
Expenses of Soliciting Proxies
We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation electronically or by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.
PROPOSAL NO. 1 -
ELECTION OF DIRECTORS
Composition of our Board of Directors
Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Our Board currently consists of nine members and, effective with our annual meeting, our Board has determined we will continue to have nine members of our Board of Directors. Each director will be elected at the annual meeting to hold office until the next annual shareholders' meeting or the director's resignation or removal. Upon the recommendation of the Governance Committee of the Board of Directors, the Board has nominated the nine persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire Board of Directors.
Directors and Director Nominees
Director Nominees: All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the Governance Committee.
The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership(1)
J. Kevin Gilligan	59	Chairman and Chief Executive Officer	None
Michael A. Linton	57	Director	Audit, Compensation
Michael L. Lomax	66	Director	Governance
Jody G. Miller	56	Director	Finance, Governance (chair)
Stephen G. Shank	70	Director	Finance
Andrew M. Slavitt	47	Director	Compensation (co-chair)
David W. Smith	68	Lead Director	Compensation, Governance
Jeffrey W. Taylor	60	Director	Audit, Compensation (acting co-chair), Finance (chair)
Darrell R. Tukua	60	Director	Audit (chair), Finance
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(1)	Each of our independent directors, or all of our current directors except Mr. Shank and Mr. Gilligan, serves on the Executive Committee.
The biographies of each of the directors below contain information regarding the person's service as a director, business experience, director positions held and director nominees currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director of our company.
J. Kevin Gilligan joined our company on March 2, 2009 to serve as our Chief Executive Officer and as a member of our Board of Directors. On February 23, 2010, he was appointed Chair of our Board of Directors. Mr. Gilligan was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as president of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is a member of the board of directors for Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and from September 2004 until February 2009 was a member of the board for ADC Telecommunications, Inc., a publicly held global supplier of network infrastructure. Mr. Gilligan earned a B.A. from Boston College. He is an experienced leader of large service organizations, with strong skills in strategic planning and operational execution.
Michael A. Linton has served as a director of our company since December 2, 2010. He is the enterprise chief marketing officer for Farmers Group, Inc., the third largest personal lines insurance group in the U.S., a position he has held since October 2011. Mr. Linton served as the executive vice president, marketing for FMN Technologies, an early stage technology advertising start-up in Silicon Valley, from September 2010 to September 2011. From March 2009 to September 2010, Mr. Linton was a consultant, advisor and columnist for Forbes.com, an online business periodical. From December 2006 to March 2009, he served as senior vice president, chief marketing officer for eBay, an online marketplace, and as general manager of eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. Previously he was the executive vice president, chief marketing officer for Best Buy Corporation, a specialty retailer of consumer-electronics and related products and services, from January 1999 to August 2006. Mr. Linton has served as a director on the board of Peet's Coffee and Tea, a premier specialty coffee and tea company in the U.S., from March 2005 to October 2012. Mr. Linton was also a director on the board of Support.com, a company providing online technology services and software to consumers and small businesses, from February

2010 through May 2013. He earned a Master of Business Administration from The Fuqua School of Business at Duke University in Durham, North Carolina; and a Bachelor of Science in Business Administration from Bowling Green State University in Bowling Green, Ohio. Mr. Linton has extensive executive leadership experience and a strong background in marketing, brand development and digital businesses.
Michael L. Lomax has served as a director of our company since December 2, 2010. He is the president and CEO of the United Negro College Fund, serving in this role since 2004. He previously served as president of Dillard University in New Orleans from 1997 to 2004. In addition, Dr. Lomax served as a director of Whitney Holding Corporation and Whitney National Bank from 2002 to 2011. He has also served on numerous boards of directors, including Emory University, Teach for America, The Council of Independent Colleges, The National Alliance for Public Charter Schools, and the KIPP Foundation, the Nation's largest and highest performing charter school network. Dr. Lomax earned a PhD in American and Afro-American Literature from Emory University in Atlanta, a Master of Arts in English Literature from Columbia University in New York, and a Bachelor of Arts in English from Morehouse College in Atlanta. Dr. Lomax has been a leader in the education field for over 30 years and has extensive experience with learning transformation, access and accountability.
Jody G. Miller has served as a director of our company since 2003. Ms. Miller serves as CEO of the Business Talent Group, a company providing independent professionals for project-based work, which she founded in 2007. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the Board of Directors of the National Campaign to Prevent Teenage Pregnancy, a not-for-profit program devoted to reducing teen pregnancy. In 2009, Ms. Miller joined the Board of Advisors for the Drucker Institute, an organization focused on stimulating effective management and responsible leadership. Since 2005, Ms. Miller has been serving as a member of the Board of Directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components. From 2000 to 2004, Ms. Miller also served as member of the Board of Directors of Exide Technologies, an NYSE-listed battery manufacturing company. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia. She has extensive experience in our industry and a strong background in corporate governance, talent management and strategic planning. She also has experience leading a fast growth, innovative company.
Stephen G. Shank founded our company in 1991. Mr. Shank served as our Chief Executive Officer until March 2, 2009, and as our chairman until February 23, 2010. Mr. Shank served as a director of Capella University from 2006 to 2009 and from 1993 to 2003. Mr. Shank served as emeritus director of Capella University from 2003 to 2006. From 1979 to 1991, Mr. Shank was Chairman and Chief Executive Officer of Tonka Corporation, an NYSE-listed manufacturer of toys and games. Mr. Shank is a member of the Board of Directors of Tennant Company, an NYSE-listed manufacturer of cleaning solutions. Mr. Shank earned a B.A. from the University of Iowa, an M.A. from the Fletcher School, a joint program of Tufts and Harvard Universities, and a J.D. from Harvard Law School. He has experience leading our company for almost 20 years, a deep understanding of our industry and a strong background in strategic planning.
Andrew M. Slavitt has served as a director of our company since 2007. Mr. Slavitt is Group Executive Vice President of Optum, UnitedHealth Group's health services platform, a position he has held since 2012. From 2006 through 2011, Mr. Slavitt served as the CEO of OptumInsight (formerly Ingenix), a UnitedHealth Group subsidiary that provides health information technology solutions and consulting to 250,000 health care clients worldwide. He served as the COO of Ingenix from January 2005 through November 2006. From August 2004 through January 2005, Mr. Slavitt served as CEO of the consumer solutions business of UnitedHealth Group. Mr. Slavitt was the founder of HealthAllies, a consumer health care benefits company, and served as its CEO from August 1999 through August 2004. HealthAllies was acquired by UnitedHealth Group in 2003. Mr. Slavitt is a graduate of the Wharton School and The College of Arts & Sciences at the University of Pennsylvania, and received his M.B.A. from Harvard Business School. He is an experienced leader of a large, high growth organization with attributes similar to ours, with strong skills in government relations, strategic planning, and operational and regulated industry matters.
David W. Smith has served as a director of our company since 1998 and is currently our lead director. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith was a member of the board of directors of Plato Learning, Inc., a NASDAQ-listed educational technology company, serving from 2004 until 2012. From 2004 to 2009, he served on the Board of Directors of Scientific Learning Corporation, a publicly traded company that provides education software. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa. He has extensive executive leadership experience in the education services industry and a strong background in strategic planning and operational matters.
Jeffrey W. Taylor has served as a director of our company since 2002. He retired from Pearson, plc, in July 2013, after serving as Senior Policy Advisor since June of 2012. Prior to that position, Mr. Taylor was Senior Vice President, U.S. Government Policy and Investor Relations, at Pearson plc from 2008 to 2012. He previously served as President of Pearson, Inc., the U.S. holding company of Pearson plc. From 2000 to 2003, Mr. Taylor served as Vice President of Government

Relations for Pearson, Inc. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor was named trustee of Indiana State University in August 2013. Mr. Taylor earned a B.S. from Indiana State University. He has extensive executive leadership experience in the education services industry and a strong background in government relations and corporate finance.
Darrell R. Tukua has served as a director of our company since 2004. From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a global provider of audit, tax and advisory services, which he joined in 1976. Since 2005, Mr. Tukua has served on the board of directors of MMIC Group (d/b/a Constellation), a mutual holding company comprised of medical liability insurers, where he is also a member of the Audit & Budget, Investment and Governance Committees. Mr. Tukua served as a board observer for MMIC Group from 2004 to 2005. In addition, Mr. Tukua has served since 2005 as a member of the board of directors and Audit, Compensation and Nominating/Corporate Governance Committees of Gate City Bank, a retail and commercial bank. During 2004, Mr. Tukua was an advisory board member of Gate City Bank. Mr. Tukua also serves as a member of the board of directors of two non-profit organizations: Ecumen and the National Association of Corporate Directors Minnesota Chapter. He also serves as a member of the finance committee of the board of directors of non-profit Allina Health System. Mr. Tukua earned a B.S. from the University of South Dakota. He has extensive experience in finance, accounting, auditing, financial reporting and public company disclosure matters, as well as regulatory compliance, risk management and regulated industry matters.
None of the above nominees is related to each other or to any of our executive officers.
Board of Directors Meetings and Attendance
Our Board of Directors held four meetings during fiscal year 2013. During fiscal year 2013, each director attended at least 75% of the aggregate number of the meetings of our Board of Directors and of the board committees on which such director serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our shareholders, but we do encourage each of our directors to attend annual meetings of our shareholders. All of our then-directors attended the 2013 annual meeting of shareholders.
Director Independence
Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2014, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of the individuals who then served as a director under the rules of The NASDAQ Stock Market, Inc. or the SEC, with the exception of Mr. Gilligan, our current Chief Executive Officer, and Mr. Shank, who served as our Chief Executive Officer until March 2009.
Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our non-employee directors have or had any relationship with our company that would interfere with his or her ability to exercise independent judgment as a director. Based upon that finding, our Board of Directors determined that Messrs. Linton, Lomax, Slavitt, Smith, Taylor, Tukua, and Ms. Miller are “independent.” The following transactions, relationships or arrangements involving the following organizations with which certain of our directors have relationships were considered in reaching this determination:
•Mr. Taylor. Capella University has ordinary and usual course business relationships, primarily related to tutoring services, with Pearson Education, Ltd. and Smartthinking, a subsidiary of Pearson. The total amount paid in 2013, approximately $383,000, was less than 1% of the gross revenues for each of us and Pearson.
•Mr. Linton. Capella University formerly had an ordinary and usual course business relationship, related to marketing analytics services, with MarketShare Partners. Mr. Linton serves on an advisory board for MarketShare Partners, through which he is invited to participate in two meetings per year. The only compensation Mr. Linton has received from MarketShare Partners is a one-time grant of options to purchase shares representing less than 1% of the shares of MarketShare Partners. The total amount paid by Capella University in 2013 was less than 1% of the gross revenues for us and, to our knowledge after due inquiry, less than 1% of the gross revenues for MarketShare Partners.
•Messrs. Tukua and Slavitt (insurance). In the ordinary and usual course, during 2013 we paid approximately $3,000 each to MMIC Group and Optum Financial Services (a division of Optum/UnitedHealth Group) for health care and insurance related services. These amounts were less than 1% of the gross revenues for us, MMIC Group and UnitedHealth Group.
•Messrs. Lomax, Slavitt and Linton (tuition payments). In the ordinary and usual course, certain employers will pay tuition to Capella University for certain of their employees. During 2013, Capella University received tuition payments from each of UNCF (approximately $160,000), UnitedHealth Group (approximately $124,000) and Farmers

Group (approximately $5,000). These amounts were less than 1% of the gross revenues for us, UNCF, UnitedHealth Group and Farmers Group.
Committees of Our Board of Directors
Our Board of Directors has five standing committees: Audit, Compensation, Finance, Governance and Executive. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee are available in the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.
Audit Committee. Our Audit Committee consists of Messrs. Tukua (chair), Linton and Taylor. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The committee is also responsible for discussing the effectiveness of internal control over financial reporting with the firm and relevant financial management. The purpose and responsibilities of our Audit Committee are more fully described in the committee's charter, a copy of which, as mentioned in the immediately preceding paragraph, is available on our website. Our Audit Committee held eight meetings in 2013. Our Board of Directors has determined that each member of our Audit Committee is “independent,” as defined under and required by the rules of The NASDAQ Stock Market, Inc. and the federal securities laws. The Board of Directors has determined that Mr. Tukua and Mr. Taylor each qualify as an “Audit Committee financial expert,” as defined under the rules of the federal securities laws.
Compensation Committee. Our Compensation Committee consists of Messrs. Slavitt (co-chair), Taylor (acting co-chair), Linton, and Smith. Our Compensation Committee is responsible for, among other things, recommending the compensation level of our chief executive officer to the Executive Committee, determining the compensation levels and compensation types (including base salary, equity awards, perquisites and severance) of the other members of our senior executive team and administering our equity compensation plans and other compensation programs. The Compensation Committee also recommends compensation levels for board members and approves new hire offer packages for our senior executive management. The purpose and responsibilities of our Compensation Committee are more fully described in the committee's charter. Our Compensation Committee held seven meetings in 2013.
Finance Committee. Our Finance Committee consists of Messrs. Taylor (chair), Shank and Tukua and Ms. Miller. Our Finance Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities related to financing transactions and changes in our capital structure; and acquisitions, joint ventures, divestitures and other business investment transactions in which we may be involved. The purpose and responsibilities of our Finance Committee are more fully described in the committee's charter. Our Finance Committee held five meetings in 2013.
Governance Committee. Our Governance Committee consists of Ms. Miller (chair) and Messrs. Lomax and Smith. Our Governance Committee is responsible for, among other things, assisting the Board of Directors in selecting new directors and committee members, evaluating the overall effectiveness of the Board of Directors, reviewing CEO succession planning, and reviewing developments in corporate governance compliance. The purpose and responsibilities of our Governance Committee are more fully described in the committee's charter. Our Governance Committee held five meetings in 2013.
Executive Committee. Our Executive Committee consists of all independent members of our Board of Directors, or all of our directors except Mr. Shank and Mr. Gilligan, and is chaired by Mr. Smith, who is our lead director. Our Executive Committee is responsible for, among other things, evaluating and determining the compensation of our chief executive officer, setting the agenda for meetings of our Board of Directors, establishing procedures for our shareholders to communicate with our Board of Directors and reviewing and approving our management succession plan. The purpose and responsibilities of our Executive Committee are more fully described in the committee's charter. Our Executive Committee held one meeting and met in executive session following board meetings four times in 2013.
Corporate Governance Principles
Our Board of Directors has adopted Corporate Governance Principles. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.
Code of Business Conduct
We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, principal accounting officer and other employees performing similar functions. A copy of our Code of Business Conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions, promptly following the date of such amendment or waiver.
Corporate Governance Documents Available on Our Website
Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.capellaeducation.com. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee, as well as copies of our Corporate Governance Principles and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.
Director Qualifications and Diversity
Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. Our Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. We believe all of our directors possess these characteristics.
In evaluating the suitability of individual Board members and nominees, the Governance Committee takes into account many factors, including general understanding of business strategy, marketing, finance, executive compensation and other disciplines relevant to the success of a publicly traded company in today's business environment; understanding of our business and industry; educational and professional background; personal accomplishment; and gender, age, and ethnic diversity. The Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on each director's qualifications and suitability.
Director Nomination Process
Our Governance Committee selects nominees for directors pursuant to the following process:

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the identification of director candidates by our Governance Committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates' qualifications by our Governance Committee to determine which candidates best meet our Board of Directors' required and desired criteria;

•	interviews of interested candidates who best meet these criteria by the chair of the Governance Committee, the chair of our Board of Directors, and/or certain other directors;

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recommendation by our Governance Committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our Board of Directors to fill a vacancy during the intervals between shareholder meetings; and

•	formal nomination by our Board of Directors.
Shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors at the 2015 annual meeting may do so by submitting a written recommendation to our Governance Committee, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual's past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance Committee and to serve if elected by our Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws.
Board Leadership Structure
Our Chief Executive Officer also serves as the Chair of our Board of Directors. Given our present size and stage of corporate development, as well as our successful history with a combined Chair/CEO role, our Governance Committee and Executive Committee have determined it is currently appropriate for our CEO to also serve as Board Chair. The Board retains the authority to separate these functions when and if deemed appropriate.
Our Executive Committee also elects a Lead Director from among our independent directors. Mr. Smith, our current Lead Director, has served in that role for over eight years and presides over executive sessions of the independent directors of the Board, works with the Board Chair to set meeting agendas, facilitates information flow and communication among the directors, and acts as a key liaison with the Board Chair.

Role of Board in Risk Oversight
The Board takes an active role in risk oversight of our company both as a full Board and through its committees. Presentations and discussions at Board and committee meetings include an assessment of opportunities and risks inherent in our strategies and external environment. We utilize a formal Enterprise Risk Management (ERM) process, which includes comprehensively reviewing our strategic goals, identifying risks to attaining those strategic goals, categorizing identified risks into risk categories, and risk weighting each risk category based on impact and likelihood. The ERM framework has been approved by the Board, and the current focus of the Board and its Committees is weighted towards higher risk categories.
Strategic risk, which relates to our company properly defining and achieving our high-level goals and mission, as well as operating risk, the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board's regular and consistent review of our operating performance and strategic plan. Pursuant to the Board's established monitoring procedures, Board approval is required for our strategic plan and annual operating plan, which is reported on by management at each regular Board meeting.
Reporting risk, which relates to the reliability of our company's financial reporting, and compliance risk, relating to our company's compliance with applicable laws and regulations, is primarily overseen by the Audit Committee. The Audit Committee receives input directly from management, internal audit as well as our independent registered public accounting firm, Ernst & Young LLP, regarding our financial reporting process, internal controls and public filings. The Committee also receives regular updates from our Compliance Committee, comprised of cross-functional leaders throughout our organization, as well as from our company's General Counsel regarding any Code of Conduct issues or legal compliance concerns. In addition, our management conducts an annual enterprise wide risk assessment. The ERM process described previously is incorporated into the enterprise wide risk assessment, and the results of this assessment are presented to the Audit Committee. The objectives for the risk assessment process include developing a defined list of key risks to be shared with the Audit Committee, Board and senior management.
In 2013, the annual enterprise risk assessment process was conducted by our director of internal audit, in consultation with executive and senior leadership, and the Compliance Committee. Our director of internal audit interviewed executive leaders as well as key department and functional leaders from all sections of our company to identify and evaluate risks. Identified risks were prioritized based on the potential exposure to the business, measured as a function of severity of impact and likelihood of occurrence. The risk profiles were discussed and refined during subsequent discussions with executive leaders and senior management. A summary of the results was presented to the Audit Committee and provides the basis for creating an annual audit plan that is approved by the Audit Committee.
Compensation Committee Interlocks and Insider Participation
During 2013, Messrs. Linton, Slavitt, Smith and Taylor served as members of our Compensation Committee. None of our executive officers serve or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.
Communication with our Board of Directors
Interested parties may communicate directly with Mr. Smith, our Lead Director, or the non-management members of our Board of Directors as a group, by mail addressed to the attention of Mr. Smith as Lead Director, or the non-management members of our Board of Directors as a group, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel in consultation with Mr. Smith determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.
Our Board of Directors recommends that the shareholders vote for the election of each of the nine nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2 -
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to ratification by our shareholders. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our Audit Committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our Board of Directors will be, unless otherwise directed, voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.
Fees
For the years ended December 31, 2013 and 2012, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2013	2012
Audit Fees (1)	$596,944	$655,265
Audit-Related Fees	—	—
Tax Fees (2)	—	8,100
All Other Fees (3)	1,995	1,995
Total Fees	$598,939	$665,360
____________________

(1)	Audit Fees include fees associated with the integrated audit and quarterly reviews and services provided by the auditor in connection with statutory and regulatory filings.

(2)	In 2012, Tax Fees include fees relating to tax considerations pertinent to our subsidiary, Resource Development International (RDI).

(3)	All Other Fees relate to a license fee for an accounting database.
Approval of Independent Registered Public Accounting Firm Services and Fees
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by the company's independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of the company's independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the Audit Committee.
The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services that, as defined in the policy, may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.
On a regular basis, management provides written updates to the Audit Committee consisting of the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved by the company's Audit Committee.
Our Board of Directors recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

AUDIT COMMITTEE REPORT
The Audit Committee (Committee) operates under a charter that specifies the scope of the Committee's responsibilities and how it carries out those responsibilities.
The Board of Directors has determined that all three members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.
Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP (Ernst & Young), the company's independent registered public accounting firm (independent auditors) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee's responsibility is to monitor and oversee these processes. The members of the Committee are not professionally engaged in the practice of accounting or auditing. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.
The Committee's meetings facilitate communication among the members of the Committee, management, the internal auditors, and the company's independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their audits and their observations and recommendations regarding the company's internal controls. The Committee also discussed with the company's independent auditors all communications required by generally accepted auditing standards.
The Committee reviewed and discussed the audited consolidated financial statements of the company as of and for the year ended December 31, 2013 with management and the company's independent auditors.
The Committee has received the written disclosures required by PCAOB Rule 3526 - "Communication with Audit Committees Concerning Independence". The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence.
The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit-related, tax and other services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.
As set forth in the Committee’s charter, the Committee has sole authority to appoint, retain, compensate, evaluate, oversee and terminate the company’s independent registered public accounting firm. Ernst & Young has served as the independent registered public accounting firm of the company since 1999. Annually the Committee has engaged in a review of Ernst & Young in connection with the Committee's consideration of whether to recommend that shareholders ratify the selection of Ernst & Young as the company's independent auditor for the following year. In that review, the Committee considers both the continued independence of Ernst & Young and whether retaining Ernst & Young is in the best interests of the company and its shareholders. For this year's review, the Committee used the guidance in the “Audit Committee Annual Evaluation of the External Auditor” prepared by the National Association of Corporate Directors, Center for Audit Quality, Independent Directors Council and other organizations. The Committee requested that surveys be completed by individuals having substantial contact with Ernst & Young throughout the year. Using the survey results and other observations, the Committee had a candid discussion regarding Ernst & Young's overall performance. In addition, Ernst & Young reviews with the Committee its analysis of its independence in accordance with PCAOB Rule 3526. In performing its analysis, the Committee considered the length of time Ernst & Young has been the company's independent auditor, the breadth and complexity of the company's business and the resulting demands placed on its auditing firm in terms of expertise in the company's business and the quality of staff. The Committee recognized the ability of Ernst & Young to provide the necessary expertise to audit the company's business and other factors, including the policies that Ernst & Young follow with respect to rotation of the key audit personnel, so that there is a new lead audit partner at least every five years. The process for selection of the company’s lead audit partner pursuant to this rotation policy involves meetings between the Committee members and the candidate for this role as well as discussions with management. Based on the results of its review this year, the Committee concluded that Ernst & Young is independent and that it is in the best interests of the company and its shareholders to appoint Ernst & Young to serve as the company's independent registered accounting firm for 2014.
Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that the company's audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee:
Darrell R. Tukua, Chair
Michael A. Linton
Jeffrey W. Taylor
PROPOSAL NO. 3 -
VOTE TO APPROVE 2014 CAPELLA EDUCATION COMPANY EQUITY INCENTIVE PLAN
Introduction
On February 20, 2014 our Board of Directors adopted the Capella Education Company Equity Incentive Plan (the “2014 Plan”), to be effective upon shareholder approval. The purpose of the 2014 Plan is to attract and retain the best available personnel for positions of responsibility with us, to provide additional incentives to them and align their interests with those of our shareholders, and to thereby promote our long-term business success.

Size of Share Pool
The 2014 Plan authorizes the issuance of 480,000 shares of our common stock, plus any shares remaining available for future grants under the 2005 Stock Incentive Plan (the “2005 Plan”) on the effective date of the 2014 Plan. Upon effectiveness of the 2014 Plan, no further awards will be made under the 2005 Plan. In addition, the number of shares available for issuance under the 2014 Plan will be increased if awards made under the 2014 Plan or 2005 Plan do not result in the issuance of all or a portion of the awards’ underlying shares, as explained further below.
The following table summarizes information regarding awards outstanding under the 2005 Plan as of March 10, 2014.

	Shares Subject to Options Outstanding	Restricted Stock Units Outstanding	Market Stock Units Outstanding	Shares Remaining Available for Future Grant
	726,234	195,178	103,972	825,533

Weighted-Average Exercise Price of Options	$51.61
Weighted-Average Remaining Term of Options	6.13 years

Under the terms of the 2014 Plan, the pool of shares available for issuance may be used for all types of equity awards available under the 2014 Plan, which include stock options, stock appreciation rights ("SARs"), restricted stock awards, stock unit awards and other stock-based awards, as described in more detail below.
When deciding on an appropriate number of shares to authorize for issuance under the 2014 Plan, the Board of Directors engaged Aon Hewitt to assist in the analysis. The Board considered the following factors in its determination:

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Importance of Long-Term Equity Incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on creating long-term value for our shareholders, aligning executives’ interests with the interests of shareholders and serving as an effective employment inducement and retention device. The Board of Directors considers our ability to continue to provide a competitive level of long-term equity incentives to be critical to our success.

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Shareholder Value Transfer Test. The Board of Directors asked Aon Hewitt to estimate the shareholder value transfer of the proposed share pool. Aon Hewitt evaluated the value of available shares and outstanding plan awards as a percentage of the Company’s market capitalization and determined that authorizing 480,000 shares of stock for issuance under the 2014 Plan, in addition to shares available for issuance under the 2005 Plan, was reasonable.

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Overhang Percentage. The Board of Directors has proposed a number of authorized shares for the 2014 Plan that would maintain our total projected overhang within standards typically considered acceptable by institutional investors for companies of our size. In determining the number of shares to recommend for authorization under the 2014 Plan, the Board considered that the overhang percentage represented by the number of shares currently underlying outstanding awards under the 2005 Plan and available for future awards under the 2005 Plan is above the median for our industry classification.

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Historical Burn Rate. We are committed to managing our use of equity incentives prudently to balance the benefits equity compensation brings to our compensation program with the dilution it causes our other shareholders. As part of its analysis when considering approval of the 2014 Plan, the Board of Directors considered our annual “burn rate,” or the number of shares subject to equity awards granted in each of the past three fiscal years divided by the weighted average number of shares outstanding for each of those fiscal years, and noted that our three-year average burn rate is below the suggested burn-rate cap published by Institutional Shareholder Services Inc., a leading proxy advisory service, for our industry classification.

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Expected Duration. The Board of Directors expects that if the 2014 Plan is approved by our shareholders, the shares available for future awards will be sufficient for currently anticipated needs for at least four years. Expectations regarding future share usage under the 2014 Plan are based on a number of assumptions such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2014 Plan reserve upon awards’ expiration, forfeiture or cash settlement, and the future performance of our stock price. While the Board of Directors believes that the assumptions it used are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Shareholder Approval Requirement
Shareholder approval of the 2014 Plan is necessary in order for us to (i) meet the shareholder approval requirements of the Nasdaq Stock Market, (ii) satisfy the requirement that shareholders approve the material terms of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Code"), including the business criteria on which performance goals are based and the maximum awards that may be made to any individual, and (iii) permit the grant of incentive stock options subject to Code Section 422.
Key Compensation Practices
The 2014 Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

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No Repricing or Replacement of Underwater Options or Stock Appreciation Rights. The 2014 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options orSARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

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No In-the-Money Option or Stock Appreciation Right Grants. The 2014 Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

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No Single-Trigger Accelerated Vesting/Payment Following a Change in Control. The 2014 Plan provides that accelerated vesting of or payment for outstanding awards in connection with a merger or acquisition will only be made if and to the extent that the surviving or successor entity does not continue, assume or replace such awards.

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Independent Administration. The Compensation Committee of our Board of Directors, which consists of only independent directors, will have overall administrative authority over the 2014 Plan if it is approved by shareholders, and only this committee may make awards to executive officers.

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Dividend Restrictions. Any dividends, distributions or dividend equivalents payable with respect to the unvested portion of a performance-based award will be subject to the same restrictions applicable to the underlying shares, units or share equivalents.

•	Compensation Recovery Policy. Awards under the 2014 Plan may be made subject to compensation recovery policy adopted by our Board of Directors.
Plan Description
The major features of the 2014 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached to this proxy statement as Exhibit A.
Eligible Participants
All employees, consultants and advisors of our Company or any subsidiary, as well as all non-employee directors of the Company, will be eligible to receive awards under the 2014 Plan. As of December 31, 2013, there were approximately 2,804 persons employed by our Company and its subsidiaries and 8 non-employee members of our Board of Directors, all of whom would be eligible to receive awards under the 2014 Plan. Although not necessarily indicative of future grants under the 2014 Plan, approximately 68 persons were granted awards under the 2005 Plan in fiscal 2013.

Administration
The 2014 Plan will be administered by the Compensation Committee of our Board of Directors, except that the full Board of Directors will administer the 2014 Plan with respect to awards made to non-employee directors. The Compensation Committee (or full Board of Directors, as applicable) is referred to in this description of the 2014 Plan as the “Committee.” To the extent consistent with applicable law or stock exchange rules, the Committee may delegate its duties, power and authority under the 2014 Plan to any of its members, to other directors or executive officers of the Company with respect to awards to participants who are not directors or executive officers of the Company or, in connection with non-discretionary administrative duties, to one or more agents or advisors.
The Committee has the authority to determine the persons to whom awards will be granted; the timing, type and number of shares covered by each equity award; and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2014 Plan, interpret the 2014 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the 2014 Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2014 Plan also prohibits the Committee from repricing any outstanding “underwater” option or SAR without prior approval of the Company’s shareholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.
Subject to certain limits in the 2014 Plan, the Committee may also establish subplans or modify the terms of awards under the 2014 Plan with respect to participants resident outside of the United States or employed by a non-U.S. subsidiary in order to comply with local legal requirements or meet the objectives of the 2014 Plan.
Available Shares and Limitations on Awards
Up to 480,000 shares of common stock are authorized for issuance under the 2014 Plan, plus any shares remaining available for future grants under the 2005 Plan on the effective date of the 2014 Plan which will be carried over into the 2014 Plan. The shares of common stock to be issued under the 2014 Plan are authorized but unissued shares. Under the terms of the 2014 Plan, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 500,000, and the number of shares subject to performance-based awards other than options or SARs granted to any one participant during any calendar year may not exceed 400,000. These share limitations are subject to adjustment for changes in the corporate structure or shares of the Company, as described below. Payouts of performance-based awards denominated other than in shares or share equivalents may not exceed $2,500,000 to any one participant during any calendar year.
The number of shares available for issuance under the 2014 Plan will be increased by the number of shares subject to awards made under the 2014 Plan, or to awards granted under the 2005 Plan that are outstanding on the effective date of the 2014 Plan, that subsequently are cancelled, expire, are forfeited, are settled in cash or otherwise do not result in the issuance of all or a portion of the shares subject to such awards. In addition, if shares are tendered by an award recipient or withheld by the Company to pay the exercise price of, or satisfy the tax withholding obligations associated with, any award under the 2014 Plan or 2005 Plan, the tendered or withheld shares will again become available for awards under the 2014 Plan.
Awards granted under the 2014 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by our Company or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the 2014 Plan. Additionally, if a company acquired by our Company or any of its subsidiaries has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2014 Plan and will not reduce the shares authorized for issuance under the 2014 Plan, but only if the awards are made to individuals who were not employed by or providing services to our Company or any of its subsidiaries immediately prior to such acquisition.
Share Adjustment Provisions
If certain transactions with the Company’s shareholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2014 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2014 Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2014 Plan, the Committee will make such adjustments as it may deem equitable.
Types of Awards
The 2014 Plan allows the Company to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards and other stock-based awards. These types of awards are described in more detail below.
Options.  Employees of our Company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “non-statutory options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2014 Plan as of any date means the closing sale price for a share of our common stock on the Nasdaq Stock Market on that date. On March 10, 2014, the closing sale price of a share of our common stock on the Nasdaq Stock Market was $65.43.
The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to the Company (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by the Company. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.
An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant.
The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options.
Stock Appreciation Rights.  A SAR is the right to receive a payment from the Company, in the form of shares of common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2014 Plan, as may be determined by the Committee. The Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.
The exercise price per share of a SAR will be determined by the Committee, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no SAR may have a term greater than 10 years from its date of grant.
Restricted Stock Awards. A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or business unit of the Company) satisfy specified performance criteria. Unless otherwise specified by the Committee, a participant who receives a restricted stock award will have the right to vote the shares of restricted stock, but dividends and distributions payable on unvested restricted shares may be subject to restrictions as described below.
Stock Unit Awards. A stock unit award is a right to receive the fair market value of one or more shares of common stock, payable in cash, shares of common stock, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2014 Plan, as may be determined by the Committee.
Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the 2014 Plan. The Committee has complete discretion in determining the terms and conditions of such awards.
Dividends and Dividend Equivalents
No dividends or dividend equivalents are payable on options or SARs. Any dividends or distributions paid with respect to unvested shares of restricted stock will be subject to the same restrictions as the underlying shares, except for regular cash dividends on shares that are subject only to service-based vesting conditions. The Committee may provide that a recipient of a stock unit award or other stock-based award will be entitled to receive dividend equivalents on the units or other share equivalents subject to the award based on dividends actually declared on our outstanding common stock. Any dividend equivalents paid with respect to unvested units or share equivalents will be subject to the same restrictions as the underlying units or share equivalents.
Term and Amendment of the 2014 Plan
Unless terminated earlier, the 2014 Plan will terminate on the tenth anniversary of its effective date. Awards outstanding under the 2014 Plan at the time it is terminated may continue to be exercised, earned or become free of restriction, according to their terms. The Board of Directors may suspend or terminate the 2014 Plan or any portion of it at any time. The Board of Directors may amend the 2014 Plan from time to time, but no amendments to the 2014 Plan will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of the Nasdaq Stock Market, including shareholder approval for any amendment that seeks to modify the prohibition on underwater option repricing discussed above.
Termination, suspension or amendment of the 2014 Plan will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.
Transferability of Awards
In general, no right or interest in any award under the 2014 Plan may be assigned, transferred or encumbered by a participant, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.
Performance-Based Compensation Under Section 162(m)
The Committee may grant restricted stock, stock unit or other stock-based awards under the 2014 Plan to employees who are or may be “covered employees” that are intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code in order to preserve the deductibility of those awards for federal income tax purposes. Under current IRS interpretations, “covered employees” of a company for any year are its chief executive officer and its three other most highly compensated executive officers (other than the chief financial officer) employed by the company at a year end. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the performance period are satisfied. Options and SARs granted under the 2014 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.
The pre-established performance goals set by the Committee must be based on one or more of the following performance criteria specified in the 2014 Plan: net revenue; specified levels of the Company’s stock price; market share; sales; earnings per share; return on equity; costs; operating income; net income before interest, taxes, depreciation and/or amortization; net income before or after extraordinary items; return on operating assets or levels of cost savings; earnings before taxes; net earnings; asset turnover; total shareholder return; pre-tax, pre-interest expense return on invested capital; return on invested capital; return on incremental invested capital; free cash flow; cash flow from operations; customer satisfaction; or learner success metrics.
The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or a published or special index or other external measures, and may relate to one or any combination of Company, subsidiary, business unit or individual performance. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.
Approval of the 2014 Plan at the Annual Meeting will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2014 Plan, the performance criteria upon which awards intended to be “performance-based compensation” under Section 162(m) may be made, the maximum amount payable under the Plan to any employee in connection with an award intended to be "performance-based compensation" under Section 162(m), and the qualification of options and SARs granted under the 2014 Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control of the Company
For purposes of the 2014 Plan, a “change in control” of our Company generally occurs if (i) a person or group acquires 35% or more of our Company’s outstanding stock, (ii) certain changes occur in the composition of the Board of Directors, (iii) a reorganization, merger, consolidation or statutory share exchange involving our Company, or a sale or disposition of all or substantially all of our Company’s assets, is consummated (unless our shareholders immediately prior to the transaction beneficially own more than 65% of the common stock and voting securities of the acquiring or surviving corporation), or (iv) our shareholders approved a complete liquidation or dissolution of the Company.
If a change in control of our Company involving a reorganization, merger, consolidation, statutory share exchange or sale or disposition of all or substantially all of our Company’s assets occurs, if any outstanding award is continued, assumed or replaced by the Company or the surviving or successor entity in connection with the change in control, and if within one year after the change in control a participant's employment or other service is terminated without cause or a participant terminates his employment for “good reason,” then (i) each of the participant's outstanding options and SARs will become exercisable in full, and (ii) each of the participant's unvested full value awards will fully vest. If any outstanding award is not continued, assumed or replaced in connection with such a change in control, then the same consequences as specified in the previous sentence will occur in connection with the change in control unless and to the extent the Compensation Committee elects to terminate such award in exchange for a payment in an amount equal to the intrinsic value of the award (or, if there is no intrinsic value, the award may be terminated without payment). The Compensation Committee may provide for different change in control consequences in an individual award agreement.
In the event of a change in control of our Company that does not involve a reorganization, merger, consolidation, statutory share exchange or sale or disposition of all or substantially all of our Company’s assets, the Committee may provide that (i) any award will become fully vested and exercisable upon the change in control or upon the involuntary termination of the participant without cause, or voluntary termination for good reason, within one year following the change in control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be canceled, which may be in exchange for payments in a manner similar to that described in the previous paragraph.
Effect of Termination of Employment or Other Services
If a participant ceases to be employed by or provide other services for our Company and all subsidiaries, awards under the 2014 Plan then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement.
Upon termination for cause, or upon conduct during a post-termination exercise period that would constitute cause, all unexercised option and SAR awards and all unvested portions of other outstanding awards will be immediately forfeited.
Upon termination due to death or disability, all outstanding options and SARs will become fully exercisable and will remain exercisable for one year after such termination, all outstanding full-value awards that are subject only to time-based vesting will immediately vest in full, and all outstanding full-value awards subject to performance-based vesting immediately vest to the extent the award would have vested at the end of the performance period if target level performance had been achieved.
Upon retirement (which is a termination at the earlier of age 65 or age 55 with seven years of service), all awards will continue to vest and become exercisable in accordance with their terms unless the award is held by a non-employee director, in which case it will immediately vest in full. Option and SAR awards will remain exercisable after retirement until their scheduled expiration dates.
Upon termination for any reason other than cause, death, disability or retirement, the currently vested and exercisable portions of options and SARs may be exercised for three months after the date of such termination. If a participant dies during this three-month period, an option or SAR award will be subject to the accelerated vesting described above.
Subject to any accelerated or continued vesting as described above in connection with a termination of service, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited upon any termination of service.
U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2014 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.
Non-Statutory Options. If a participant is granted a non-statutory option under the 2014 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
Incentive Stock Options. If a participant is granted an incentive stock option under the 2014 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described above for non-statutory options will apply.
Other Awards. The current federal income tax consequences of other awards authorized under the 2014 Plan generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.
Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.” The 2014 Plan is designed to meet the requirements of Section 162(m), but awards other than options and SARs granted under the 2014 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established performance goals.
Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2014 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The 2014 Plan will be administered in a manner intended to comply with Section 409A.
Plan Awards
Because all awards under the 2014 Plan are within the discretion of the Committee, neither the number nor types of future 2014 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. The grants of equity incentive awards described elsewhere in this proxy statement, however, provide an illustration of the Committee’s present practices with respect to annual equity incentive awards granted to named executive officers and non-employee directors.
Required Vote
The affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for its approval. If shareholder approval is not obtained, then the 2014 Plan will not become effective but the 2005 Plan will remain in effect until its May 5, 2015 scheduled expiration, and we would remain subject to the existing pool of shares available for issuance under that Plan.

Our Board of Directors recommends that the shareholders vote to approve the 2014 Capella Education Company Equity Incentive Plan.
PROPOSAL NO. 4 -
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)
As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and

Analysis” beginning on page 18 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. We conduct say on pay votes on an annual basis, consistent with an advisory vote by our shareholders in 2011; shareholders will be asked again in 2017 to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers.
Our Board of Directors, upon recommendation of our Compensation Committee, recommends that you vote “FOR” the following resolution.
“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby approved.”
The say on pay vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will seek to understand our shareholders' concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.
Our Board of Directors, upon recommendation of our Compensation Committee, recommends shareholders vote for the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis, or “CD&A,” describes our executive compensation program for 2013 and certain elements of the 2014 program. The goal of our compensation program is to align compensation with our shareholder interests, our business objectives, regulatory guidelines, learner interests, and an outcomes-driven culture. In particular, this section explains how the Compensation Committee (the “Committee”) and the Board of Directors (the “Board”) designed and determined compensation components for fiscal year 2013 for our named executive officers ("NEOs"), who are:

•	J. Kevin Gilligan, Chief Executive Officer

•	Steven L. Polacek, Senior Vice President- Chief Financial Officer

•	Scott L. Kinney, Senior Vice President- University President

•	Sally B. Chial, Senior Vice President- Human Resources

•	Gregory W. Thom, Senior Vice President- General Counsel

Executive Summary
Fiscal year 2013 Company Performance. While the market environment for online post-secondary education industry continues to be challenging, we strengthened our business fundamentals through a balanced approach of focusing on new enrollment growth and learner success in 2013. In addition, we drove innovation in our academic and business models resulting in the introduction of our innovative FlexPath programs and strong performance of our learner success grants. We delivered annual new enrollment growth, improved early cohort persistence and delivered operating earnings growth.
In August 2013, the U.S. Department of Education approved our innovative FlexPath programs, making it the first programs approved by the U.S. Department of Education and our accreditor, the Higher Learning Commission, to offer bachelor's and master's degree programs that utilize a competency-based direct-assessment learning model. In the FlexPath model learners demonstrate that they have achieved required competencies, as opposed to the traditional credit-hour standard where the amount of time exposed to the learning material is the critical factor. Increased flexibility, speed-to-completion and a reduction of costs can result through FlexPath. This is a revolutionary step into more innovative approaches to higher education.
In December 2013, our Board of Directors initiated our first ever quarterly cash dividend of $0.35 per outstanding share of common stock. The first dividend was paid on January 10, 2014 to shareholders of record as of the close of business on December 23, 2013. The dividend reflects our strong balance sheet, stabilization in business fundamentals and our expectations of cash generation in excess of our operating needs.

Philosophy and Goals of Our Executive Compensation Program
We believe that compensation programs should be a tool to increase shareholder value by linking corporate strategy and business objectives. Five key business objectives and their corresponding compensation element(s) are as follows:

i.	Attract, retain and motivate talent (tied to salary and annual adjustments);

ii.	Pay for performance (tied to annual and long-term incentive plans);

iii.	Align interests of business leaders with those of shareholders (tied to long-term incentive plans);

iv.	Align compensation with strategy (tied to annual and long-term incentive plans); and

v.	Discourage inappropriate risk taking (tied to all plans).

The underpinning of our compensation plans is our commitment to our learners and to leading the organization with high integrity in a way that reflects all of our corporate values.

In general, we target base pay, annual incentives and long-term incentives to within a modest range around the market median position. We believe this allows us to best align with shareholder interests and ensures that a significant portion of our executives' pay is based on performance objectives. Additionally, we believe compensation arrangements, including base salary, annual and long-term incentive opportunities, perquisites and other compensation should be consistent with relevant industry norms and must comply with all applicable rules and regulations including U.S. Department of Education incentive compensation regulations.

Role of Compensation Consultants and Management
The Compensation Committee works with an external, independent consulting firm, Aon Hewitt, who has no other significant compensation consulting engagements with management. Aon Hewitt was hired by and reports to the Compensation Committee and works collaboratively with management.

Aon Hewitt is engaged to:

•	Compile and assess market competitiveness for the compensation of our executives, consistent with our compensation philosophy;

•	Provide counsel on Compensation Committee best practices, compensation risk management, market changes and responses to regulatory changes;

•	Review and provide input on the companies included in our comparator group used for benchmarking purposes; and

•	Provide input on the design of the annual and long-term incentive compensation programs.

At times, management recommends compensation work to be conducted by the compensation consultant, such as market data collection and review for specific positions. Management, including the CEO, CFO and SVP Human Resources, works collaboratively with the consultants and the Compensation Committee to:

•	Ensure the consultants' understanding of executive positions to be benchmarked;

•	Communicate on business objectives and priorities in designing the annual and long-term incentive plans; and

•	Provide input on the value and contributions of the executive officers.

All work performed by the consultant at the request of management is authorized by the Compensation Committee prior to commencement.

Aon Hewitt has developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include: (i) strong confidentiality requirements, a code of conduct and a strict policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) clearly defined engagements with compensation committees that are separate from any other services provided; (iv) formal segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon Hewitt for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity. The Compensation Committee has assessed the independence of Aon Hewitt pursuant to Securities and Exchange Commission ("SEC") and NASDAQ rules and concluded that Aon Hewitt's work for the Compensation Committee does not raise any conflict of interest.

Additionally, our finance, legal and human resources departments provided information to the Compensation Committee on important accounting, tax, financial, disclosure and other legal matters that may be applicable to plan design and implementation decisions. The following management representatives regularly participate in Compensation Committee meetings: CEO, CFO, SVP Human Resources, Assistant General Counsel, and selected compensation staff.

Our CEO makes recommendations to the Compensation Committee about the compensation of executive officers other than himself.

Compensation Determination
The compensation committee, with the assistance of management and the independent compensation consultant, benchmarks our performance and compensation against the for-profit education sector, along with the general market for executive-level talent.

Our annual peer group review process is divided into two phases, typically conducted in alternate years: (i) review and affirm criteria (i.e. industry, size, etc.); and (ii) review current peer group companies to determine if any should be considered for removal, decide if any need to be added, and consider the impact of such changes.

In 2013, we made no change to our comparator group which is a combination of competitors in the education field and companies outside of education with similar business models. When comparators outside the education sector were selected, we identified high performing companies in which both technology and customer retention/renewal played a significant role in their success. Our specific comparators are listed the following paragraph.

For purposes of comparison to companies in the for-profit education sector in 2013, we used three types of sources: (1) public filings for companies in the education industry, including: American Public Education, Apollo Group, Bridgepoint Education, Career Education Company, Corinthian Colleges, DeVry, Education Management, Grand Canyon Education, ITT Educational Services, and Strayer, and (2) public filings for companies outside the education industry with similar business models, including Advisory Board Company, Allscripts Healthcare Solutions, Corporate Executive Board, FTI Consulting, Huron Consulting, Insperity, K12 , Monster Worldwide, Morningstar, and Weight Watchers, and (3) well-established third party executive compensation survey sources that include a representative sample of organizations. The list of comparator companies may change over time. The public filings utilized provided us information on the compensation for our comparators' executive officers. The information from all companies identified is grouped together to form a range and median. The 25th percentile and 75th percentile values are identified to provide perspective on the amount of variability in the data between companies.

We believe it is important to understand and compare our compensation to other for-profit educational institutions. These firms vary greatly in size, approach and even target customer. For those that are significantly larger or smaller in size (e.g. revenue, income, and/or enrollment), their compensation data provides points of reference rather than targets.

In 2013, we benchmarked our compensation against our comparator group and against general industry surveys, looking at base salary; total cash compensation, which is comprised of base salary and annual incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. In making decisions on the compensation for executive officers, the Compensation Committee considered the executive's experience, performance and potential and competitive benchmarking to align pay and performance. The Compensation Committee reviewed the resulting executive's total compensation relative to the benchmark data and considered the pay of each executive appropriate.

Our CEO uses the market data provided by Aon Hewitt, the independent compensation consultant, and approved by the Compensation Committee (along with an assessment of the performance and impact of each executive) to recommend to the Compensation Committee the appropriate compensation levels (base pay, annual incentive target and long-term incentive target) for each of the other named executive officers. This was taken into consideration as the Compensation Committee made its decisions. The Compensation Committee had sole responsibility for the final compensation decisions for all executive officers, except the CEO. While the Compensation Committee provides a recommendation, the Executive Committee has final responsibility for the CEO's compensation.

We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At our 2013 annual shareholder meeting, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this confirms shareholders' support of our approach to executive compensation, and continues to refine our approach to executive compensation with this in mind. The Compensation Committee will continue to consider the outcome of the Company's say on pay votes when making future compensation decisions for our executive officers.

Compensation Elements
During fiscal 2013, elements of our executive pay program consisted of base salary, annual incentive, long-term incentive, and severance benefits. The Chief Executive Officer and other named executive officers participate in most of the same benefit programs and are subject to the same policies in all material respects as all company employees. Perquisites are not a significant component of our executive compensation.

The compensation philosophy outlined above served as the primary guiding principles for compensation decisions regarding Mr. Gilligan and the other named executive officers. Generally, the Compensation Committee's compensation actions for 2013 reflected a pay for performance philosophy, the achievement of management's financial and learner satisfaction objectives and partial achievement of learner success objectives. Set forth below is a discussion of why the Compensation Committee chooses to pay each element of compensation, what each element is designed to reward, how we determine the amount for each element, and the compensation actions for each executive officer, which reflects how the Compensation Committee viewed compensation in 2013.

Base Salary. Base salary is to provide fixed income based on size, scope and complexity of the individual’s role, as well as to reflect the experience, knowledge, skills and performance record the executive brings to the position, and is influenced by the prevailing rate of pay for roles of similar size, scope, and complexity in the market.
The Compensation Committee annually reviews salaries for our executive officers against performance and market survey data, and uses market median value as benchmark for each position. In 2013, our CEO and CFO were directly benchmarked to similarly titled positions in our peer comparators' organizations. Our University President, SVP Human Resources, and General Counsel were benchmarked against similar positions in organizations of similar size as reflected in survey data provided by the independent compensation consultant.

Consistent with common practice in executive compensation, and consistent with our prior year compensation programs, our consultants proposed, and the Compensation Committee approved, that we group our senior executives into three tiers reflective of the scope of their assignment and contributions to Capella. Tier one includes only our CEO. Tier two includes only our CFO. Tier three includes our remaining executive officers. These tiers allowed the consultants to expand their benchmarking and we used those tiers to align salary ranges, and annual and long-term incentive targets.

Individual executive base salaries may be adjusted based on individual performance, company performance and placement relative to compensation benchmarks. The performance assessment for each executive includes an evaluation of performance against objectives established at the beginning of the year and demonstration of leadership competencies. In evaluating executive performance for purposes of merit pay adjustments, the Compensation Committee also considers overall company performance, and the performance of the functional area(s) under an executive's scope of responsibility.

For 2013 base salaries were frozen for our named executive officers at the time of regular salary review, reflecting volatile macroeconomic conditions at that time.
Annual Incentive Plan. Annual incentive is the annual cash bonus based on achievement of company performance objectives. The purpose of the plan is to tie executive compensation directly to performance metrics which we believe are important to our shareholders, along with factors which drive business success, such as learner success. The plan is intended to encourage eligible management employees to produce a superior return for our shareholders and to remain in the employ of Capella. The management incentive plan is based on targets that reward strong company financial performance and is designed and administered to comply with all U.S. Department of Education regulatory requirements. The plan is designed to allow the executive officer to earn above target compensation only when we deliver on financial performance that exceeds established targets.
The majority of the value of the annual incentive was based on annual company financial performance; the rest on specific internal quality measures of learner satisfaction and learner success. The level of participation for each executive officer in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also by benchmarking target incentive compensation levels to comparable positions in our peer companies (for CEO and CFO) or at companies of similar size, as represented by general industry surveys, for our other executive officers.
Target award opportunities were established as a percentage of the executive's base salary, and ranged from 50 to 100% of base salary for 100% achievement of targets in 2013. These target award opportunities are consistent, within a modest range, with the median for annual incentive targets of similarly titled positions in our peer comparators' organizations, as determined by our compensation consultant, Aon Hewitt. In making its annual determination of minimum, target and maximum payout levels under the annual incentive plan, the Compensation Committee may consider any specific and unusual circumstances facing us during the year.

At the beginning of each year, the Compensation Committee approves a payout matrix that details payout opportunities based on the company's achievement of plan objectives for the year. Upon completion of the fiscal year, executives receive incentive payments, if earned, pursuant to the terms of the management incentive plan and the payout matrix approved at the beginning of the year.

In 2013, the annual incentive plan was based on the company's overall annual financial performance, achievement of multiple measures of learner satisfaction, and learner success goals. Our plan provided participants an opportunity to earn from 0 to 200% of the targeted incentive depending on the degree to which we achieved our annual performance objectives for revenue and operating income; the degree to which we achieved improvement in at least one of multiple measures of learner satisfaction; and the degree to which we achieved improvement in learner success. Given the uncertainty in our operating environment at the time, the Compensation Committee elected to broaden the payout slope to address a potentially wider range of outcomes.

In 2013, the financial metrics accounted for 80% of the targeted annual incentive, split evenly between revenue and operating income. This weighting is based on our belief that both revenue growth and operating income growth are equally critical goals at this stage of our development and to our shareholders. Revenue and operating income targets were established at the Company level, approved by the Compensation Committee, and consistent with the Company’s Annual Operating Plan (AOP). Performance between minimum and maximum levels on both revenue and operating income would result in prorated payments to plan participants. To receive a payout on the Revenue and Operating Income component, we had to achieve revenue of $385 million, and operating income of $34.7millon. Revenue and operating income below these levels would have resulted in no payout on that component. To receive a maximum payout on the Revenue and Operating Income component, we had to achieve revenue of $435 million and operating income of $75 million. The revenue and operating income range around target were $407.7-$415 million and $52.6-$58.5 million respectively, to account for both the inherent unpredictability in the target setting process and possible swings in performance during uncertain business conditions.

The remaining 20% of the targeted incentive opportunity was divided between two internally developed measures of learner satisfaction and a measure of learner success. Learner satisfaction consists of two quality measurements: Capella University Leaner Experience Survey (CULES), and End of Course Evaluations (EOCEs), which together account for half of the non-financial component of the targeted incentive. Payout levels occur only at minimum, target, or maximum levels on these components of the plan. No interpolation of results or proration of payouts occurs between those points. Decline in both measures below the prior-year baseline level would have resulted in no payout on the applicable learner satisfaction component. Statistically significant improvement in either measure would have resulted in a target level payout on this measure, and statistically significant improvement in both measures would have resulted in a maximum payout on this measure.

Learner success, measured based upon improvement in new learner cohort persistence over a period of time, accounts for the other half of the non-financial component of the targeted incentive. Each new learner cohort is attributable to 25% of value of this measure, and achievement of performance above threshold on any cohort may result in payment on that portion of the measure, independent of the performance of other cohorts. The minimum level to achieve payout on the learner success component is no decline over prior-year baseline for any of four new quarterly learner cohorts. The Target and Maximum payouts would have occurred if the new cohort resulted in two and four points of improvement, respectively, over the prior year’s similar cohort. Performance between minimum and maximum levels would have resulted in prorated payouts to plan participants.

The 2013 annual cash incentive plan payments are outlined below. In 2013, we met and slightly exceeded our 2013 operating plan for both revenue and operating income. Expectations were met for the measure of learner satisfaction, and a portion of our learner success measure exceeded the minimum threshold we established. As such, our 2013 annual incentive plan paid out at approximately 103.6% of target.

2013 Plans and Executive Compensation Decisions

Plan Components and Measures	Weights
Company Financial Measures	80%
Revenue	40%
Operating Income	40%
Learner Satisfaction	20%
Capella University Learner Engagement Survey (CULES)	10%
End of Course Evaluations (EOCEs)
Learner Success	10%
Incentive Opportunity for Achieving 100% of all Targets	100%

In 2013, for the purposes of calculating achievement of revenue and operating income targets in our annual incentive plan, we achieved $415.6 million in revenue, and $60.2 million in adjusted operating income (with unadjusted operating income of $59.9 million). The Compensation Committee determined to exclude the impact of compensation costs related to Mr. Gilligan’s market stock unit award for the purpose of determining achievement of the operating income component of the annual incentive plan. Both revenue and operating income slightly exceeded the target for incentive payment. For the learner satisfaction component of the annual incentive plan, we achieved in excess of target levels of improvement in our end of course evaluations, but we experienced a decline in our learner experience survey (CULES), together leading to a 100% of target payout on the quality component. For learner success, we achieved between 1 and 2 points of improvement on average between the four new learner cohorts, resulting in a payout of 83.3% of target on that component. Based on the combined results achieved for each of these plan components, participants (including our named executive officers) earned approximately 103.6% of the targeted incentive opportunity in 2013.
Long-Term Incentive Plan Awards. Long-term incentive is intended to drive long-term shareholder value and to retain executives. Long-term incentive grants are generally made once annually to eligible executives. In 2013, the value of our annual grant for executives was approximately one-third the total award in the form of stock options (with four-year graded vesting), one-third in the form of long-term performance cash (with a three-year performance period), and the remainder in the form of restricted stock units (with three-year cliff vesting).
Target long-term incentive grant levels for each executive are expressed as a percentage of the executives' base pay. Target grant values for our named executive officers range from 85 to 230% of base salary. In making decisions on the grant levels for these officers, the Compensation Committee referenced the range of peer groups' long-term incentive targets (as described above), and considered the performance level and experience of each executive. Actual grants made to executives in 2013 appear in the table titled “Grants of Plan-Based Awards in 2013”.
In 2013, the long-term performance cash plan was based entirely on the company's overall financial performance over the coming three-year performance period. Three-year cumulative revenue and operating income each account for 50% of the targeted opportunity respectively, which is based on our belief that both revenue and operating income growth are equally critical goals at this stage of our development. Our plan provides participants an opportunity to earn from 0 to 200% of the targeted incentive, depending on the degree to which the company achieved its multi-year performance objectives for revenue and operating income, before taking into account adjustments for relative performance versus our education sector peers. Following the end of the three-year performance period, the Compensation Committee may compare our performance on financial measures versus a number of education sector companies, and may at the end of the performance period, adjust the portion of the payout attributable to these measures negatively by up to 10%, and positively by up to 20% based on our relative achievement on these measures.
As needed to attract qualified candidates, we may make a long-term incentive grant at the time of hire. Newly promoted executives are eligible for a grant commensurate with their level at the next regularly scheduled annual grant. At times, our Compensation Committee may identify a need to strengthen retention value for a key executive and do so through a special incentive grant. In 2013, Mr. Gilligan was provided a Strategic Transformation Incentive Award described in the section titled “Executive Compensation Key Decisions”. In addition, in light of the Compensation Committee’s interest in recognizing Ms. Chial and in providing a significant incentive for her to remain with us, the Compensation Committee recommended to the Board of Directors, which approved a special equity award of 3,875 restricted stock units valued at approximately $125,008, in addition to her annual long-term incentive grant. These shares have a three year cliff vesting schedule and were granted at the same time as the annual grant in February 2013.

2014 Variable Pay Plans
2014 Management Incentive Plan. In 2014, we applied similar principles to the design of the annual management incentive plan as we did in 2013. However, we made changes to the quality metrics to better align with our current business needs.

•	The financial measures that drive annual incentive opportunities are our levels of revenue and operating income. We consider both to be key metrics that are aligned with shareholder interests.

•
A component that pays for achievement of key learner satisfaction improvements has again been included. Compared to 2013, we retired Capella University Learner Experience Survey (CULES) in favor of the third-party provided Priorities Survey for Online Learners (PSOL), plus End of Course Evaluations to measure our learners’ satisfaction, with each measured independently. They are an important differentiator for us in the marketplace of online education. The results achieved on these questions will be compared to the baseline results from the prior year.

•
A component that pays for improvement in learner success, a key strategic initiative for us, is again included. This component covers executives in policy-making roles on persistence initiatives. For the 2014 Management Incentive Plan, learner success will be measured by improvement in the trailing four quarter weighted average persistence of new learner cohorts versus the prior year baseline.

Weights
Plan Components and Measures	Applicable to all Executives
Company Financial Measures	80%
Operating Income	40%
Revenue	40%
Learner Satisfaction	20%
Priorities Survey for Online Learners (PSOL) or	10%
End of Course Evaluations (EOCEs)
Learner Success	10%
Incentive for Achieving 100% of all Targets	100%
Policies and Practices
Grants of Equity Awards. We have a clear and consistent policy for all equity grants which stipulates that no grants shall occur on a date when our insider trading window is closed, which includes the period beginning the sixteenth day of the third month of a quarter, and continuing through the second trading day after a release of the previous quarter's earnings, in addition to other times throughout the year when we may be aware of material, non-public information.

This policy helps ensure that stock option grants are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information.

Promotional and other discretionary equity grants may occur at regularly scheduled Compensation Committee meetings throughout the year. The full Board of Directors must approve all equity awards to non-employee directors. In the case of option awards, the exercise price of the option award is set equal to the closing price of our common stock on the date of grant.

Stock Ownership Guidelines. In December 2008, our Board of Directors revised the stock ownership guidelines for our officers. The amended guidelines (shown below) clarify the positions covered under the guidelines. The intent of the guidelines is for executive officers to retain the equity awarded by us until the applicable retention amount is satisfied, rather than creating an expectation that executives need to make open market purchases to meet the guidelines. Prior to satisfying the guidelines, the only permitted disposition is sale/forfeiture to cover income tax liability associated with option exercises, the lapsing of restrictions on restricted stock awards or the constructive receipt of shares underlying restricted stock units. Compliance is measured at the time of proposed sale transactions using recent trading prices to determine fair market value.

The retention guidelines for our executives remain unchanged and are as follows:

Position	Company Common Stock Value Equal to:
Chief Executive Officer	Four times annual salary
Chief Operating Officer (1)	Three times annual salary
Senior Vice Presidents	Two times annual salary
Vice Presidents	One times annual salary
____________________

(1)	No one currently holds the title of Chief Operating Officer.
Executive Severance Plans. Our executives are participants in our Senior Executive Severance Plan, which provides severance benefits upon the occurrence of certain triggering events. The Compensation Committee believes that such a plan is necessary to attract and retain key executives in the company's competitive employment market. Our Senior Executive Severance Plan pays additional benefits to most executives covered thereunder in the event of a change in control followed by an involuntary termination or termination for good reason. The Compensation Committee chose this “double trigger” design to conform to market practice at the time.
Accounting and Tax Impact of Executive Compensation Programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company's CEO and CFO or any of the company's three most highly compensated executive officers, other than the CEO and CFO, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders).

Our cash-based annual management incentive plan permits payments that constitute “performance-based compensation” which are therefore exempt from the $1 million limit on deductible compensation under Section 162(m). The portion of our long-term incentive awards that is in the form of stock options (33% of the value of the long-term incentive award in 2013), and the portion of our long-term incentive award that is in the form of long-term performance cash (when paid) would also be exempt from the $1 million limit on deductible compensation under Section 162(m). All other portions of our executive compensation plans are subject to the 162(m) deduction limitation.
Our performance cash (annual and long-term) compensation programs are generally structured such that executive officers are entitled to receive a maximum payout amount upon achievement of a performance metric determined by the Compensation Committee.  The Compensation Committee then uses its negative discretion to determine the actual payout amount.  The performance objectives that are communicated to our executive officers, which are described in detail above under “Compensation Elements and 2013 Executive Compensation Decisions,” guide the Compensation Committee’s exercise of its negative discretion to determine the actual payouts.
Hedging/Pledging/Margin loans. Our insider trading policy prohibits our directors and executives from engaging in hedging transactions or from engaging in margin loans or otherwise pledging their shares.
Clawback/Compensation Recoupment.  In February 2011, our Board approved a clawback policy relating to incentive compensation programs. The provisions allow us to recoup incentive based bonus and equity compensation gains resulting from certain misconduct that causes a financial restatement. To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy accordingly.
Compensation Risk Assessment. The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking. The factors considered by the Committee include:

•
The general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives established by our compensation policies and practices, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

•	Our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

•	How our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short term and the long term;

•	Our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

•	Material adjustments that we have made to our compensation policies and practices as a result of changes in our risk profile.
The Committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) payments under all of our management compensation plans are capped, (ii) the performance goals relate directly to the business plan approved by the Board and (iii) there is an appropriate balance between our annual operating achievements and longer-term value creation, with a particular emphasis on longer-term value creation for our executives. This evaluation is completed annually by the Committee.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:
Andrew M. Slavitt, Co-Chair
Jeffrey W. Taylor, Acting Co-Chair
Michael A. Linton
David W. Smith

Summary Compensation Table
The following table shows, for (i) our chief executive officer, (ii) our chief financial officer, and (iii) our three other executive officers, collectively referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
J. Kevin Gilligan	2013	686,200	—	3,045,489	520,842	710,903	10,678	4,974,112
Chief Executive Officer	2012	681,704	—	499,001	484,344	295,354	10,862	1,971,265
	2011	664,250	—	523,490	1,017,909	278,780	10,960	2,495,389
Steven L. Polacek	2013	419,200	—	263,564	255,778	325,718	10,492	1,274,752
Senior Vice President and Chief Financial Officer	2012	416,454	—	219,108	212,565	135,324	10,527	993,978
	2011	406,577	—	243,049	472,628	127,070	10,510	1,259,834
Scott L. Kinney(4)	2013	375,000	—	135,976	132,002	194,250	10,461	847,689
University President	2012	330,289	—	191,181	185,634	77,737	10,425	795,265

Sally B. Chial	2013	332,600	—	226,949	98,971	172,287	10,432	841,238
Senior Vice President - Human Resources	2012	330,419	—	92,818	90,099	71,579	10,418	595,334
	2011	321,135	—	181,403	218,818	66,952	10,362	798,670
Gregory W. Thom	2013	315,200	—	91,135	88,438	163,274	10,420	668,466
Senior Vice President and General Counsel	2012	313,531	—	72,283	70,251	67,907	10,397	534,369
	2011	306,577	—	155,632	174,482	59,291	10,336	706,319
_______________

(1)
Valuation based on the grant date fair value of the awards granted in each fiscal year, calculated in accordance with ASC Topic 718. See Note 10 to our consolidated financial statements for the year ended December 31, 2013 for a description of the assumptions used in each year presented. The grant date fair value ($2,508,844) of the Market Stock Award (MSU) granted to Mr. Gilligan in 2013 is calculated by using the Monte Carlo simulation valuation model with the following assumptions: volatility of 45.72% and a risk free interest rate of 0.75%.

(2)	Based on 2013 company performance, incentive awards were paid out at 103.6% of target incentive opportunity; for further information, see table under “Grants of Plan-Based Awards in 2013” below.

(3)
Represents the value of our matching contribution to the 401(k) plan accounts of the named executive officers, and the premiums we paid for group term life insurance on behalf of the named executive officers. The amounts for 2013 include:

•	For Mr. Gilligan, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $478.

•	For Mr. Polacek, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $292.

•	For Mr. Kinney, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $261.

•	For Ms. Chial, a 401(k) matching contribution to her account of $10,200 and life insurance premiums paid on her behalf in the amount of $232.

•	For Mr. Thom, a 401(k) matching contribution to his account of $10,200 and life insurance premiums paid on his behalf in the amount of $220.

(4)	Mr. Kinney joined the Company on January 17, 2012.

Grants of Plan-Based Awards in 2013
The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (7)	All Other Option Awards: Number of Securities Underlying Options (#) (8)	Exercise or Base Price of Option Awards ($/Sh) (9)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
J. Kevin Gilligan		171,550	(1)	681,704	(2)	1,363,408	(3)
		130,200	(4)	520,800	(5)	1,208,256	(6)
	2/21/2013													16,635			536,645
	2/21/2013														41,785	32.26	520,842
	5/7/2013							—	(10)	103,972	(10)	103,972	(10)				2,508,844
Steven L. Polacek		78,600	(1)	312,340	(2)	624,681	(3)
		63,950	(4)	255,800	(5)	593,456	(6)
	2/21/2013													8,170			263,564
	2/21/2013														20,520	32.26	255,778
Scott L. Kinney		46,875	(1)	165,144	(2)	330,289	(3)
		33,000	(4)	132,000	(5)	306,240	(6)
	2/21/2013													4,215			135,976
	2/21/2013														10,590	32.26	132,002
Sally B. Chial		41,575	(1)	165,210	(2)	330,419	(3)
		24,750	(4)	99,000	(5)	229,680	(6)
	2/21/2013													7,035			226,949
	2/21/2013														7,940	32.26	98,971
Gregory W. Thom		39,400	(1)	156,765	(2)	313,531	(3)
		22,100	(4)	88,400	(5)	205,088	(6)
	2/21/2013													2,825			91,135
	2/21/2013														7,095	32.26	88,438
______________

(1)
Reflects the cash incentive payout possible under the Management Incentive Plan for 2013, assuming the minimum performance criteria for each component is satisfied, which was 25% of target incentive opportunity.

(2)	Reflects the target cash incentive payout possible under the Management Incentive Plan for 2013 for achievement of 100% of target.

(3)
Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2013, for achievement in excess of 100% of target and up to the maximum, which was 200% of target incentive opportunity. Based on actual Management Incentive Plan achievement, a payout of 103.6% was earned.

(4)	Reflects the cash incentive payout possible under the Long-Term Performance Cash Plan, assuming the minimum performance criteria for each component is satisfied, which is 25%.

(5)	Reflects the target cash incentive payout possible under the Long-Term Performance Cash Plan, which is 100%.

(6)	Reflects the maximum cash incentive payout possible under the Long-Term Performance Cash Plan, which is 232%.

(7)	Reflects restricted stock units granted under our annual executive grant program. These vest and are settled in the form of common stock on the third anniversary of the date of grant.

(8)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 25% increments on each annual anniversary of the date of grant.

(9)	Reflects fair market value on the date of grant.

(10)
If the 90-day average closing price at the end of the five-year performance period is (i) at or below $32.09, then no shares will vest, (ii) at or above $48.09, then all of the shares will vest, and (iii) between $32.09 and $48.09, then shares will vest on straight line interpolation.

Executive Agreement Provisions
The following provisions for individual executive agreements are applicable to understanding the compensation tables.
On January 20, 2009, we entered into an employment agreement with J. Kevin Gilligan, pursuant to which Mr. Gilligan agreed to serve as our Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Gilligan received, among other things: (1) an initial annualized base salary of $575,000, (2) an initial annual incentive compensation award targeted at 100% of his base salary, and (3) 6,000 shares of restricted stock, subject to a two-year ratable vesting period.

On May 7, 2013, we approved a Strategic Transformation Incentive Award ("Award") for Mr. Gilligan in the form of Market Stock Units ("MSUs") with a performance feature based on the price of our common stock at the end of a five-year period ("Performance Period"). Key terms of the Award are as follows:

•
Award structure: The MSUs will vest at different levels based on the 90-day average closing price for our common stock at the end of the Performance Period, plus the per share value of any dividends paid during the Performance Period ("Ending Value").

•
Minimum and Maximum Vest: If the Ending Value is at or below $32.09 (the 90-day average closing price on the date of grant), then no shares will vest. The maximum number of shares that may vest is 103,972 which would occur if our Ending Value is at or above $48.09. If the Ending Value is between $32.09 and $48.09, shares will vest based on straight line interpolation.

•Termination Provisions:

◦	Voluntary Termination, including Retirement: If Mr. Gilligan voluntarily resigns during the Performance Period, including retirement, then the MSUs will be forfeited.

◦
Death, Disability, or Involuntary Termination Not for Cause: If Mr. Gilligan dies, becomes disabled or is terminated without cause during the Performance Period, then the MSUs will vest based on an abbreviated Performance Period.

◦	Change in Control: In the event of a change in control, if Mr. Gilligan's employment is terminated without cause or he resigns for good reason, then the MSUs will vest in full.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2013.

		Option Awards					Stock Awards			Equity Incentive Plan Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Kevin Gilligan	5/11/2010	30,263	10,087	89.09	5/10/2017	(1)
	5/10/2011	26,690	26,690	50.53	5/9/2018	(1)
	2/22/2012	7,352	22,053	41.07	2/21/2022	(1)
	2/21/2013		41,785	32.26	2/20/2023	(1)
	5/11/2010						5,610	372,728	(3)
	5/10/2011						10,360	688,318	(2)
	2/22/2012						12,150	807,246	(2)
	2/21/2013						16,635	1,105,229	(2)
	5/7/2013									103,972	6,907,900	(4)
Steven L. Polacek	5/10/2011	12,393	12,392	50.53	5/9/2018	(1)
	2/22/2012	3,227	9,678	41.07	2/21/2022	(1)
	2/21/2013		20,520	32.26	2/20/2023	(1)
	5/10/2011						4,810	319,576	(2)
	2/22/2012						5,335	354,457	(2)
	2/21/2013						8,170	542,815	(2)
Scott L. Kinney	2/22/2012	2,818	8,452	41.07	2/21/2022	(1)
	2/21/2013		10,590	32.26	2/20/2023	(1)
	2/22/2012						4,655	309,278	(2)
	2/21/2013						4,215	280,045	(2)
Sally B. Chial	5/12/2009	8,000		51.21	5/11/2016	(1)
	5/11/2010	6,675	2,225	89.09	5/10/2017	(1)
	5/10/2011	5,738	5,737	50.53	5/9/2018	(1)
	2/22/2012	1,368	4,102	41.07	2/21/2022	(1)
	2/21/2013		7,940	32.26	2/20/2023	(1)
	5/10/2011						3,590	238,520	(2)
	2/22/2012						2,260	150,154	(2)
	2/21/2013						7,035	467,405	(2)
Gregory W. Thom	8/12/2005	1,379		20.00	8/11/2015	(1)
	8/9/2007	3,426		42.65	8/8/2014	(1)
	8/14/2008	5,400		53.91	8/13/2015	(1)
	5/12/2009	5,100		51.21	5/11/2016	(1)
	5/11/2010	4,050	1,350	89.09	5/10/2017	(1)
	5/10/2011	4,576	4,574	50.53	5/9/2018	(1)
	2/22/2012	1,067	3,198	41.07	2/21/2022	(1)
	2/21/2013		7,095	32.26	2/20/2023	(1)
	5/10/2011						3,080	204,635	(2)
	2/22/2012						1,760	116,934	(2)
	2/21/2013						2,825	187,693	(2)

(1)	Vests and becomes exercisable in 25% increments on each yearly anniversary of the date of the grant.

(2)	Vests on the third anniversary of the date of grant.

(3)	Vests on the fifth anniversary of the date of grant.

(4)	Vests as detailed in the Strategic Transformation Incentive Award portion of the Executive Agreement Provisions.

Option Exercises and Stock Vested in Fiscal Year 2013
The following table sets forth certain information concerning stock option exercises and vesting of stock awards for the named executive officers in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
J. Kevin Gilligan	30,000	436,800	5,725	229,916
Steven L. Polacek	—	—	1,772	111,547
Scott L. Kinney	—	—	—	—
Sally B. Chial	30,000	80,214	1,265	50,802
Gregory W. Thom	1,679	27,284	765	30,722
_______________

(1)
The value realized on exercise is calculated as the multiple of (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held, minus (B) the applicable exercise price of those options.

(2)	The value realized on vesting is calculated as the closing price of the shares on the date of vesting.
Potential Payments Upon Termination or Change in Control
On September 11, 2007, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our chief executive officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan applicable to certain other employees and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of 12 months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. As of December 31, 2013, the participants in the Senior Executive Severance Plan included our chief executive officer and chairman of the board of directors and all senior vice president level employees and vice president level employees, including all of the named executive officers in the Summary Compensation Table.
Under the Senior Executive Severance Plan, as amended on December 13, 2007 and August 14, 2008, a qualifying severance event occurs if, unrelated to a change in control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change in control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change in control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay equal to 12 months of base salary (or 24 months, if following a change in control), outplacement assistance for up to 12 months, and continuation coverage under certain employee benefit plans for up to 12 months (or up to 18 months, if following a change in control), subject to adjustments as provided below. For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the applicable continuation period, just as he/she would have paid during his/her employment. In situations involving a qualifying termination within 24 months of the change in control event, a participant (except the chief executive officer) will also receive payment of 200% of any targeted bonus for the year of termination. Severance pay is paid bi-weekly in accordance with our standard payroll practices over the number of months upon which severance pay is based. However, amounts payable during the first six months following the participant's termination may be limited, as necessary to be an “involuntary separation pay plan” under Internal Revenue Code Section 409A.
To further comply with Internal Revenue Code Section 409A, if a participant has a qualifying severance event in his/her first calendar year of employment with the company, any amounts otherwise payable to said participant under the Senior Executive Severance Plan during the first six months following termination will be paid by March 15th of the calendar year following the calendar year in which the participant terminated employment.
We have also provided specific severance benefits to certain of our executives under such executives' employment and plan grant agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and effect and that any amounts due and payable under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.
Our Board of Directors, chief executive officer, or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change in control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan or termination of the Plan, adopted within six months prior to a change in control will become null and void upon the change in control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.
For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

•
“Cause” means (1) employee's commission of a crime or other act that could materially damage our reputation; (2) employee's theft, misappropriation, or embezzlement of our property; (3) employee's falsification of records maintained by us; (4) employee's failure substantially to comply with our written policies and procedures as they may be published or revised from time to; (5) employee's misconduct directed toward learners, employees, or adjunct faculty; or (6) employee's failure substantially to perform the material duties of employee's employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

•
“Good Reason” means (1) the demotion or reduction of the executive's job responsibilities upon a Change-in-Control; (2) executive's total target compensation is decreased by more than 10% in a 12 month period; or (3) a reassignment of executive's principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive's proposed termination date. We may take action to cure executive's stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

•	A “Change in Control” shall be deemed to occur if any of the following occur:

(1)
Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35% or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2)
A majority of the members of our Board of Directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our Board of Directors solicited proxies or who were elected or appointed by our Board of Directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3)
Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4)
Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

J. Kevin Gilligan Employment Agreement. Under the terms of our employment agreement with Mr. Gilligan, in the event of Mr. Gilligan's involuntary termination of employment without Cause, as defined in the Senior Executive Severance Plan, the severance payable to Mr. Gilligan shall be not less than an amount equal to three times Mr. Gilligan's annualized base salary in effect immediately prior to the date of termination of Mr. Gilligan's employment.

J. Kevin Gilligan Strategic Transformation Award. Under the terms of Mr. Gilligan's market stock award, (i) if Mr. Gilligan voluntarily resigns during the performance period, including retirement, then the MSUs will be forfeited; (ii) if Mr. Gilligan dies, becomes disabled or is terminated without cause during the term of the award, then the MSUs will vest based on an abbreviated performance period; and (iii) in the event of a change in control, if Mr. Gilligan's employment is terminated without cause or he resigns for good reason, then the MSUs will vest in full.
Long-Term Performance Cash/Annual Management Incentive Grants. Under the terms of our long-term performance cash grants and our annual management incentive grants, commencing with awards issued in 2012, in the event an executive's employment terminates due to Retirement (defined as earlier of age 65 or age 55 with seven years of service), Disability (as defined in our 2011 shareholder approved Omnibus Incentive Bonus Plan) or involuntary termination without Cause (as defined in the Senior Executive Severance Plan) during the performance period, the executive will be eligible to receive a prorated portion of the final calculated payment under the grant when payments are made to other participants following the end of the performance period.
Under the terms of our long-term performance cash grants, commencing with awards issued in 2012, in the event an executive's employment terminates in connection with a Change in Control (as defined), then the executive will be eligible to receive a pro rata payment, paid at achieved performance based on the truncated performance cycle following valuation at close.
For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change in control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.
In the event that an involuntary termination of the employment of a named executive officer other than for cause has occurred (assuming a change in control had not occurred) on December 31, 2013, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($) (1)	Target or Earned Bonus Compensation Payment Amount ($) (2)	Value of Accelerated Awards ($)		Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($) (3)	Total ($)
J. Kevin Gilligan	2,058,600	1,207,370	6,907,900	(4)	25,000	19,226	10,218,096
Steven L. Polacek	419,200	552,718			25,000	19,169	1,016,087
Scott L. Kinney	375,000	361,983			25,000	19,136	781,119
Sally B. Chial	332,600	265,354			25,000	13,868	636,822
Gregory W. Thom	315,200	239,541			25,000	17,080	596,821

(1)	Equal to 12 months of base salary in effect on December 31, 2013 for all named executive officers, except equal to three times annualized base salary for Mr. Gilligan.

(2)	Equal to pro rata payment of Long-Term Performance Cash paid at target and annual incentive awards earned at 103.6% of target incentive opportunity.

(3)	Reflects the employer share of the premiums for our insurance plans for 12 months.

•	For Mr. Gilligan, includes medical insurance premiums of $17,992; dental insurance premiums of $879; and life insurance premiums of $355.

•	For Mr. Polacek, includes medical insurance premiums of $17,992; dental insurance premiums of $879; and life insurance premiums of $298.

•	For Mr. Kinney, includes medical insurance premiums of $17,992; dental insurance premiums of $879; and life insurance premiums of $266.

•	For Ms. Chial, includes medical insurance premiums of $13,630; and life insurance premiums of $236.

•	For Mr. Thom, includes medical insurance premiums of $15,976; dental insurance premiums of $879; and life insurance premiums of $224.

(4)	Under the terms of Mr. Gilligan's MSU Award, the MSUs vest based on an abbreviated performance period in the event of involuntary termination other than for cause.

If, on December 31, 2013, a named executive officer voluntarily terminated his or her employment within 24 months of a change in control for good reason, or if the employment of a named executive officer was involuntarily terminated other than for cause within 24 months of a change in control, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($) (1)	Target Bonus Compensation Payment Amount ($) (2)	Value of Accelerated Options ($) (3)(4)	Value of Accelerated Awards ($) (5)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($) (6)	Total ($)
J. Kevin Gilligan	1,372,400	1,868,867	2,412,334	9,881,422	25,000	28,839	15,588,862
Steven L. Polacek	838,400	855,800	1,144,061	1,216,849	25,000	28,754	4,108,864
Scott L. Kinney	750,000	542,733	576,393	589,323	25,000	28,706	2,512,155
Sally B. Chial	665,200	425,667	466,733	856,079	25,000	20,800	2,459,479
Gregory W. Thom	630,400	391,467	396,413	509,263	25,000	25,619	1,978,162
_______________

(1)
Equal to 24 months of base salary in effect on December 31, 2013 for all named executive officers. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six month delay in payments to comply with Section 409A.

(2)
Equal to the pro rata payment of 2013 long-term performance cash award, paid at target based on truncated performance cycle, and two times the target annual incentive award for fiscal 2013. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.

(3)	Based on the closing price of our common stock on December 31, 2013, the last trading day of fiscal 2013, of $66.44.

(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within three years of the change in control.

(5)
Under the 2005 Stock Incentive Plan, forfeiture provisions on restricted stock cease if a termination of employment occurs within two years of the change in control. In addition, Mr. Gilligan's MSUs vest in full if a termination of employment occurs following a change in control.

(6)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

•	For Mr. Gilligan, includes medical insurance premiums of $26,988; dental insurance premiums of $1,319; and life insurance premiums of $532.

•	For Mr. Polacek, includes medical insurance premiums of $26,988; dental insurance premiums of $1,319; and life insurance premiums of $447.

•	For Mr. Kinney, includes medical insurance premiums of $26,988; dental insurance premiums of $1,319; and life insurance premiums of $399.

•	For Ms. Chial, includes medical insurance premiums of $20,446; and life insurance premiums of $355.

•	For Mr. Thom, includes medical insurance premiums of $23,964; dental insurance premiums of $1,319; and life insurance premiums of $336.
Summary of Other Provisions - Termination of Employment
Disability Termination. Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•
Under the terms of our stock option plans and stock incentive plan, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. If a termination due to disability had occurred on December 31, 2013, the value of the accelerated options for each named executive officer would have been as follows: Mr. Gilligan - $2,412,334; Mr. Polacek - $1,144,061; Mr. Kinney - $576,393; Ms. Chial - $466,733; and Mr. Thom - $396,413.

•
Under the terms of our stock incentive plan and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro rata portion of the RSUs vest upon disability, calculated through the date the recipient ceases to be an employee. For any awards issued during or after 2012, the entire portion vests upon disability. If a termination due to disability had occurred on December 31, 2013, the value of the accelerated restricted stock awards each named executive officer would have been as follows: Mr. Gilligan - $9,698,633; Mr. Polacek - $1,178,977; Mr. Kinney - $589,323; Ms. Chial - $827,814; and Mr. Thom - $485,012.

•
Under the terms of our long-term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60% of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

•
Under the terms of the Management Incentive Plan, a pro rata portion is earned of the final calculated payment, calculated through the number of months completed of the performance period. If a termination due to disability had occurred on December 31, 2013, the value of incentive awards paid would have been as follows: Mr. Gilligan - $710,903; Mr. Polacek - $325,718; Mr. Kinney - $194,250; Ms. Chial - $172,287; and Mr. Thom - $163,274.

Retirement. Senior executive officers (which currently includes all executives at or above the vice president level, including each of the named executive officers) whose employment terminates due to retirement (defined as earlier of age 65 or age 55 with seven years of service) have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•
Under the terms of our 2005 Stock Incentive Plan, for any awards issued during or after 2012, unvested options and RSUs will continue to vest, and for option awards the employee may exercise until the expiration date of the awards. Under the terms of our 2005 Stock Incentive Plan, for any awards issued prior to 2012, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date. Under the terms of our 1999 Stock Option Plan, the employee has up to three months post-termination to exercise any options which were vested as of the termination date.

•
The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the 401(k) retirement savings plan, from his or her account balance.

Death.

•
Upon death, all stock options issued under the 1999 Stock Option Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. If a termination due to death had occurred on December 31, 2013, the value of the accelerated options for each named executive officer would have been as follows: Mr. Gilligan - $2,412,334; Mr. Polacek - $1,144,061; Mr. Kinney - $576,393; Ms. Chial - $466,733; and Mr. Thom - $396,413.

•
Under the terms of our stock incentive plan and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro rata portion of the RSUs vest upon death, calculated through the date of death. For any awards issued during or after 2012, the entire portion vests upon death. If a termination due to death had occurred on December 31, 2013, the value of the accelerated restricted stock awards each named executive officer would have been as follows: Mr. Gilligan - $9,698,663; Mr. Polacek - $1,178,977; Mr. Kinney - $589,323;Ms. Chial - $827,814; and Mr. Thom - $485,012.

•
Under the terms of the Management Incentive Plan, a pro rata portion is earned of the target award, calculated through the number of months completed of the performance period. If a termination due to death had occurred on December 31, 2013, the value of incentive awards paid would have been as follows: Mr. Gilligan - $681,704; Mr. Polacek - $312,340; Mr. Kinney - $165,144; Ms. Chial - $165,210; and Mr. Thom - $156,765.

Director Compensation
The following table shows, for the fiscal year ended December 31, 2013, all compensation that our company paid to our directors.

Name		Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Total ($)
Michael Linton		56,000	99,997	155,997
Michael Lomax		50,000	99,997	149,997
Jody Miller		56,000	99,997	155,997
Hilary Pennington	(2)	37,500	99,997	137,497
Stephen Shank		50,000	99,997	149,997
Andrew Slavitt		58,500	99,997	158,497
David Smith		65,000	99,997	164,997
Jeffrey Taylor		58,125	99,997	158,122
Darrell Tukua		67,000	99,997	166,997
_______________

(1)	Fees reflect annual retainer and committee chairperson fees which were paid quarterly. These fees were the only cash compensation paid to any director in 2013.

(2)	Ms. Pennington resigned from our Board of Directors effective August 22, 2013.

The following table shows the aggregate number of shares underlying outstanding stock options held by persons who served on our Board during 2013.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Exercisable (#)	Unexercisable (#)	Shares Underlying Outstanding Stock Awards not Vested (#)
Michael Linton	—	—	—	3,143
Michael Lomax	—	—	—	3,143
Jody Miller	4,431	4,431	—	3,143
Hilary Pennington	—	—	—	—
Stephen Shank	—	—	—	3,143
Andrew Slavitt	11,931	11,931	—	3,143
David Smith	1,931	1,931	—	3,143
Jeffrey Taylor	1,931	1,931	—	3,143
Darrell Tukua	1,931	1,931	—	3,143
In 2013, we paid each non-employee an annual cash retainer of $50,000, paid quarterly, for fees associated with board and committee service. Mr. Smith, our lead director, received an additional cash retainer of $15,000, paid quarterly. Mr. Tukua, the chair of the Audit Committee, received $17,000, Mr. Slavitt, the co-chair of the Compensation Committee, received $8,500, Ms. Miller, the chair of the Governance Committee, received $6,000, and Mr. Taylor, the chair of the Finance Committee, received $6,000, all paid quarterly. Mr. Taylor was appointed acting co-chair of our Compensation Committee in the fourth quarter of 2013, and he therefore received $2,125. In addition, Mr. Linton received $6,000 for his service on two Committees, as well as on our marketing leadership council. Each non-employee director has the option to receive stock options in lieu of cash compensation; in 2013, no directors made this election.
Each non-employee director also received restricted stock units valued at approximately $100,000, which vest in one year.
The Compensation Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the board member's interests with the shareholders.
Director Stock Ownership Guidelines
Our Corporate Governance Principles include stock ownership guidelines for our non-employee directors. Under these guidelines, each such director should continue to hold the amount of equity compensation that he or she has been granted by us for service as a director over any of the past five years, excluding any equity compensation that would have been paid in cash but for the director electing to receive equity. Exceptions to this guideline should be authorized in advance by the Governance Committee. As with our executive stock ownership guidelines, we believe that these guidelines for directors promote alignment between the interests of our corporate leadership and our shareholders.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of January 22, 2014 by:

•
each persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who is known to own beneficially more than 5% of the outstanding shares of our common stock;

•	each current director and director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the SEC's rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of January 22, 2014, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name. Percentage of ownership is based on 12,356,218 shares of our common stock outstanding on January 22, 2014. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
5% Shareholders (other than Mr. Shank)
BlackRock, Inc. (a) 40 East 52nd Street New York, NY 10022	1,035,269	8.38%
Renaissance Technologies (b) 800 Third Avenue New York, NY 10022	988,325	8.00%
AllianceBernstein (c) 1345 Avenue of the Americas New York, NY 10105	784,886	6.35%
The Vanguard Group, Inc. (d) 100 Vanguard Boulevard Malvern, PA 19355	710,555	5.75%
Makaira Partners, LLC (e) 7776 Ivanhoe Avenue #250 LaJolla, CA 92037	683,057	5.53%
RS Investment Management Co., LLC (f) 1 Bush Street, Suite 900 San Francisco, CA 94104	623,019	5.04%
Directors and Named Executive Officers
Sally B. Chial (g)	27,498	*
J. Kevin Gilligan (h)	107,858	*
Scott L. Kinney (i)	8,284	*
Michael A. Linton (j)	3,442	*
Michael L. Lomax (k)	1,773	*
Jody G. Miller (l)	11,538	*
Steven L. Polacek (m)	29,446	*
Stephen G. Shank (n)	1,276,113	10.17%
Andrew M. Slavitt (o)	15,613	*
David W. Smith (p)	21,203	*
Jeffrey W. Taylor (q)	13,567	*
Gregory W. Thom (r)	30,925	*
Darrell R. Tukua (s)	11,133	*
All directors and executive officers as a group (13 persons) (t)	1,558,393	12.42%
_______________
*    Less than 1%

(a)
Based on an amended Schedule 13G/A filed under the Exchange Act on January 28, 2014, reporting beneficial ownership as of December 31, 2013. The securities are beneficially owned by BlackRock, Inc. and related subsidiaries. BlackRock, Inc. reports having sole voting and sole dispositive power over all 1,035,269 shares.

(b)
Based on a Schedule 13G/A filed under the Exchange Act on February 14, 2014, reporting beneficial ownership as of December 31, 2013. The securities are beneficially owned by Renaissance Technologies, LLC. on behalf of itself and its direct and indirect subsidiary, Renaissance Technologies Holdings Corporation.

(c)
Based on a Schedule 13G filed under the Exchange Act on February 11, 2014, reporting beneficial ownership as of December 31, 2013. The securities are beneficially owned by AllianceBernstein, LP, a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein operates under independent management and makes independent decisions from AXA and AXA Financial and their respective subsidiaries and AXA and AXA Financial calculate and report beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the SEC in Release Number 34-39538 (January 12, 1998). AllianceBernstein may be deemed to share beneficial ownership with AXA reporting persons by virtue of 30,201 shares of common stock acquired on behalf of the general and special accounts of the affiliated entities for which AllianceBernstein serves as a subadvisor. Each of AllianceBernstein and the AXA entities reporting herein have acquired their shares of common stock for investment purposes in the ordinary course of their investment management and insurance businesses.

(d)
Based on a Schedule 13G/A filed under the Exchange Act on February 11, 2014, The Vanguard Group, Inc. reports having sole voting power over 17,139 shares, and shared dispositive power over 16,280 shares and sole dispositive power over 694,275 shares as of December 2013.

(e)	Based on a Schedule 13G filed under the Exchange Act on January 13, 2014, Makaira Partners, LLC, reports beneficial ownership as of December 31, 2013.

(f)
Based on a Schedule 13G filed under the Exchange Act on February 14, 2014, RS Investment Management Co. LLC, reports having sole voting power over 574,220 shares and sole dispositive power over 623,019 shares as of December 31, 2013.

(g)	Consists of (1) 2,364 shares held by Ms. Chial and (2) 25,134 shares underlying options granted to Ms. Chial that are exercisable within 60 days.

(h)	Consists of (1) 25,755 shares held by Mr. Gilligan and (2) 82,103 shares underlying options granted to Mr. Gilligan that are exercisable within 60 days.

(i)	Consists of 8,284 shares underlying options granted to Mr. Kinney that are exercisable within 60 days.

(j)	Consists of 3,442 shares held by Mr. Linton.

(k)	Consists of 1,773 shares held by Mr. Lomax.

(l)	Consists of (1) 7,107 shares held by Ms. Miller and (2) 4,431 shares underlying options granted to Ms. Miller that are exercisable within 60 days.

(m)	Consists of (1) 5,470 shares held by Mr. Polacek and (2) 23,976 shares underlying options granted to Mr. Polacek that are exercisable within 60 days.

(n)
Consists of (1) 761,825 shares beneficially held by the Stephen G. Shank Revocable Trust, of which Mr. Shank is a trustee; (2) 85,000 shares beneficially held by the Stephen G. Shank September 2013 7-Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person's daughter; (3) 85,000 shares beneficially held by the Judith F. Shank September 2013 7-Year Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person's daughter; (4) 166,850 shares beneficially held by the Shank Family 2011 Generation Skipping Trust, the trustees of which are Wells Fargo Bank, NA and Judith F. Shank, the reporting person's spouse; (5) 4,735 shares beneficially held by the Shank Family Foundation, of which Mr. Shank is a trustee; and (6) 172,703 shares beneficially held by the Judith F. Shank Revocable Trust, of which Mr. Shank is a trustee. As a result, Mr. Shank has shared voting and shared dispositive power over 1,276,113 shares.

(o)	Consists of (1) 3,682 shares held by Mr. Slavitt and (2) 11,931 shares underlying options granted to Mr. Slavitt that are exercisable within 60 days.

(p)	Consists of (1) 19,272 shares held by Mr. Smith and (2) 1,931 shares underlying options granted to Mr. Smith that are exercisable within 60 days.

(q)	Consists of (1) 11,636 shares held by Mr. Taylor and (2) 1,931 shares underlying options granted to Mr. Taylor that are exercisable within 60 days.

(r)
Consists of (1) 2,057 shares held by Mr. Thom, (2) 27,838 shares underlying options granted to Mr. Thom that are exercisable within 60 days and (3) 1,030 shares held by the Capella Retirement Savings Plan for Mr. Thom's account.

(s)
Consists of (1) 9,202 shares controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust and (2) 1,931 shares underlying options controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust that are exercisable within 60 days.

(t)
Includes (1) 189,490 shares underlying options granted to our directors and executive officers that are exercisable within 60 days and (2) 1,030 shares held by the Capella Retirement Savings Plan for the accounts of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transaction Approval Policy
Our Board of Directors has adopted a written related person transaction approval policy, which sets forth our company's policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company's filings with the SEC. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a material direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person's service to our company as a director, officer or employee;

•	transactions available to all employees or all shareholders of our company on the same terms;

•
transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.

The Audit Committee of our Board of Directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.
The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.
Currently and during 2013, our company was not party to any transactions that were determined to be related person transactions.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2013, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders	882,051	(1)	$48.84	1,426,254	(2)
Equity Compensation Plans Not Approved by Securityholders	none			none
Total	882,051	(1)	$48.84	1,426,254	(2)
_______________

(1)
Includes 616,590 outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan and the Capella Education Company 1999 Stock Option Plan and 161,489 outstanding RSUs that will be settled with shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan and 103,972 outstanding MSUs that will be settled with shares of our common stock according to the J. Kevin Gilligan Strategic Transformation Incentive Award.

(2)
Includes 976,254 shares available for future issuances under the Capella Education Company 2005 Stock Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the 1934 Act requires that our company's directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company's directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2013.

ADDITIONAL INFORMATION
Our 2013 Annual Report and our Annual Report on Form 10-K for fiscal year 2013, including financial statements, are being delivered with this proxy statement and are available on the Internet as indicated in the Notice. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Materials from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and how to request a paper or e-mail copy of our proxy materials, including our 2013 Annual Report and Annual Report on Form 10-K.
As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.
Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the SEC for the fiscal year ended December 31, 2013, may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.
By Order of the Board of Directors,
Gregory W. Thom
Secretary
Dated: March 24, 2014

EXHIBIT A
CAPELLA EDUCATION COMPANY
2014 EQUITY INCENTIVE PLAN

1.
Purpose. The purpose of the Capella Education Company 2014 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

2.	Definitions. In this Plan, the following definitions will apply.

a.
“Affiliate” means any entity that is a Subsidiary or Parent of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.

b.
“Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

c.	“Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or an Other Stock-Based Award.

d.	“Board” means the Board of Directors of the Company.

e.
“Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition means (i) a Participant’s failure or refusal substantially to perform his duties to the full extent of his abilities for reasons other than death or disability, after written notice to the Participant of such failure or refusal providing the Participant 30 days to take corrective action; (ii) conviction of a felony crime, or commission of any act, the conviction for which would be a felony conviction; (iii) theft or misappropriation of the Company's property; or (iv) knowingly making a material false written statement to the Company's Board of Directors regarding the affairs of the Company.

f.
“Change in Control” means what the term (or a term of like import) is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition means one of the following:

(1)
Any Exchange Act Person acquires or becomes a “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that the following shall not constitute a Change in Control:

A)	any acquisition or beneficial ownership by the Company or a subsidiary;

B)	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries; or

C)
any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 65% of both the combined voting power of the Company’s then outstanding Voting Securities and the Shares of the Company is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Shares of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisitions.

(2)	A majority of the members of the Board shall not be Continuing Directors.

(3)
Consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding Voting Securities and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Voting Securities and Shares of the Company as the case may be; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

g.	“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

h.
“Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).

i.	“Company” means Capella Education Company, a Minnesota corporation, or any successor thereto.

j.
“Continuing Directors” shall mean: (A) individuals who, as of the effective date of the Plan, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the effective date of the Plan for whose election proxies shall have been solicited by the Board or (C) any individual elected or appointed by the Board to fill a vacancy on the Board caused by death or resignation (but not by removal) or to fill a newly-created directorship.

k.
“Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), or (ii) a reorganization, merger, consolidation or statutory share exchange involving the Company, regardless of whether the Company is the surviving corporation.

l.
“Disability” means any physical or mental incapacitation whereby a Participant is unable for a period of twelve consecutive months or for an aggregate of twelve months in any twenty-four consecutive month period to perform his or her duties for the Company or any Affiliate.

m.	“Employee” means an employee of the Company or an Affiliate.

n.	“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

o.
“Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

p.	“Fair Market Value” of a Share as of any date means the fair market value of a Share determined as follows:

(1)
If the Shares are then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sale price for a Share on the principal securities market on which it trades on such date, or if no sale of Shares occurred on that trading day, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)
If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

q.
“Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award, and for purposes of Section 4, includes an award under the Prior Plan that is neither an option award or stock appreciation right award.

r.
“Good Reason” for voluntary termination of a Participant’s Service following a Change in Control means the occurrence of one or more of the following events, so long as the Participant provided written notice to the Company of the event not later than 30 days after it occurred and the condition resulting from the event has not been remedied by the Company within 30 days after its receipt of such notice: (i) a material reduction of the Participant’s job responsibilities upon or after the Change in Control; (ii) a material diminution of the Participant’s base compensation; or (iii) a reassignment of the Participant’s principal place of work, without the Participant’s consent, to a location more than 50 miles from the Participant’s principal place of work upon or after the Change in Control.

s.	“Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

t.	“Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

u.	“Non-Employee Director” means a member of the Board who is not an Employee.

v.
“Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Statutory Stock Option” means an Option other than an Incentive Stock Option.

w.	“Other Stock-Based Award” means an Award described in Section 11 of this Plan.

x.	“Parent” means a “parent corporation,” as defined in Code Section 424(e).

y.	“Participant” means a person to whom an Award is granted in accordance with the Plan or who holds an outstanding Award.

z.
“Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

aa.	“Plan” means this Capella Education Company 2014 Equity Incentive Plan, as amended and in effect from time to time.

ab.	“Prior Plan” means the Capella Education Company 2005 Stock Incentive Plan, as amended through the effective date of this Plan.

ac.
“Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

ad.	“Retirement” means, unless otherwise specified in an individual Agreement, termination of employment (other than for Cause) at or after the earlier of age 65 or age 55 with seven years of service.

ae.
“Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

af.
“Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

ag.	“Share” means a share of Stock.

ah.	“Stock” means the common stock, $0.01 par value per share, of the Company.

ai.
“Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

aj.
“Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of one or more Shares, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

ak.	“Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

al.
“Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

am.	“Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.	Administration of the Plan.

a.	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

b.
Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)
determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)
cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b) and 15(d) and (e);

(3)
establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, and making all other determinations necessary or desirable for the administration of the Plan;

(4)	requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral; and

(5)	taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers.

Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

c.
Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

d.
Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee.

Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such persons as it deems advisable.

e.
Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

f.
Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.	Shares Available Under the Plan.

a.
Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 480,000, plus any Shares remaining available for future grants under the Prior Plan on the effective date of this Plan. Shares issued under the Plan shall come from authorized and unissued shares. In determining the number of Shares to be counted against the Plan’s share reserve in connection with any Award, the following rules shall apply:

(1)
Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(2)
Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)	Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(4)	Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

b.
Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is cancelled, forfeited or expires or is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including a payment in Shares on the exercise of a Stock Appreciation Right) shall, to the extent of such cancellation, forfeiture, expiration, cash settlement or non-issuance, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly increased. In the event that (i) payment of the exercise price of any Award or Prior Plan Award is made through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company, or (ii) satisfaction of any tax withholding obligations arising from any Award or Prior Plan Award occurs through the tendering (either actually or by attestation) of Shares by the Participant or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall again become available for Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased.

c.
Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

d.
No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, and cash shall be paid in lieu of any fractional Share in settlement of an Award.

e.
Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 500,000 Shares.

5.	Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.	General Terms of Awards.

a.
Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

b.
Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

c.
Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

d.
Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death. Any such designation shall be on a form approved by the Committee and shall be effective upon its receipt by the Company.

e.
Termination of Service. Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right Award, as applicable):

(1)
Upon termination of Service for Cause, or conduct during a post-termination exercise period that would constitute Cause, all of the Participant’s unexercised Option and SAR Awards and all unvested portions of any of the Participant’s other outstanding Awards shall be immediately forfeited without consideration.

(2)
Upon termination of Service due to death or Disability, (i) all of the Participant’s outstanding Option and SAR Awards shall immediately vest and become exercisable in full and may be exercised for a period of one year after the date of such termination; (ii) each of the Participant’s outstanding Full Value Awards whose continued vesting is otherwise subject only to continued Service by the Participant shall immediately vest in full; and (iii) each of the Participant’s outstanding Full Value Awards whose continued vesting is otherwise subject to the satisfaction of performance-based vesting conditions shall immediately vest to the degree the Awards would have vested at the end of the applicable performance period had the specified target level of performance been achieved.

(3)
Upon termination of Service due to Retirement, all of the Participant’s outstanding Awards will continue to vest and become exercisable in accordance with their applicable vesting and exercisability schedules, including satisfaction of any applicable performance-based vesting conditions, and Option and SAR Awards will remain exercisable until the scheduled expiration dates of such Awards. Notwithstanding the foregoing, if the Participant is a Non-Employee Director, all outstanding Awards shall immediately vest in full upon a termination of service due to Retirement.

(4)
Upon termination of Service for any reason other than Cause, death, Disability or Retirement, the currently vested and exercisable portions of Options and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant dies during the three-month post-termination exercise period specified in the previous sentence, then any outstanding Option and SAR Awards shall immediately vest and become exercisable in full and may be exercised for a period of one year after the date of such termination.

(5)
Upon any termination of Service, all unvested and unexercisable portions of any outstanding Awards (after giving effect to any accelerated vesting specified under Subsections 6(e)(2), (3) and (4)) shall be immediately forfeited without consideration, except to the extent provided in Subsection 6(e)(3).

f.
Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any securities covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

g.
Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan. Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures upon the occurrence of certain events, which may include a Change of Control, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

h.
Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to Service-based vesting conditions. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock-Based Award will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

i.
Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the permissible time(s) and form(s) of payment of deferred amounts; (ii) the terms of any deferral elections by a Participant or of any deferral required by the Company; and (iii) the crediting of interest or dividend equivalents on deferred amounts.

7.	Stock Option Awards.

a.
Type and Exercise Price. The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

b.
Payment of Exercise Price. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

c.
Exercisability and Expiration. Each Option shall become exercisable in whole or in part on the terms provided in the Agreement. No Option shall be exercisable at any time after its scheduled expiration. When an Option is no longer exercisable, it shall be deemed to have terminated.

d.	Incentive Stock Options.

(1)
An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a).

(2)
No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the exercise price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3)
For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4)
If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Statutory Stock Option.

(5)	The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8.	Stock Appreciation Rights.

a.
Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

b.
Exercise of Award. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.	Restricted Stock Awards.

a.
Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

b.
Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Such vested Shares may, however, continue to be subject to certain restrictions as provided in Section 18. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.	Stock Unit Awards.

a.
Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

b.
Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee. Amounts received in settlement may, however, continue to be subject to certain restrictions as provided in Section 18. If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11.
Other Stock-Based Awards. The Committee may from time to time grant Stock and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan.

The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.	Changes in Capitalization, Corporate Transactions, Change in Control.

a.
Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

b.
Corporate Transactions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)
Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Sections 12(a) and 6(g)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)
Accelerated Vesting. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Options and SARs shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)
Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)
Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within one year after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause or voluntarily terminates his or her Service for Good Reason, then (i) outstanding Options and SARs issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full.

c.
Change in Control. In connection with a Change in Control that does not involve a Corporate Transaction, the Committee may provide (in the applicable Agreement or otherwise) for one or more of the following: (i) that any Award shall become fully vested and exercisable upon the occurrence of the Change in Control or upon the involuntary termination of the Participant” Service without Cause within one year of the Change in Control or upon the Participant’s voluntary termination of Service for Good Reason within one year of the Change in Control, (ii) that any Option or SAR shall remain exercisable during all or some specified portion of its remaining term, or (iii) that Awards shall be canceled, which may be in exchange for payments in a manner similar to that provided in Section 12(b)(3). The Committee will not be required to treat all Awards similarly in such circumstances.

13.
Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.
Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate) through a reduction in the number of Shares delivered or a delivery (either actually or by attestation) to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15.	Effective Date, Duration, Amendment and Termination of the Plan.

a.
Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by June 30, 2014, the Plan will be of no further force or effect.

b.
Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

c.
Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

d.
Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).

e.
No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.
Substitute Awards. The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party. The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17.	Performance-Based Compensation.

a.
Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

b.
Compliance with Code Section 162(m). If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(d). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, such as excluding the impact of specified unusual or nonrecurring events such as acquisitions, divestitures, restructuring activities, asset write-downs, litigation judgments or settlements or changes in tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

c.
Limitations. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 400,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to any Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $2,500,000.

d.
Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance measures: (i) net revenue; (ii) specified levels of the Company's stock price; (iii) market share; (iv) sales; (v) earnings per share; (vi) return on equity; (vii) costs; (viii) operating income; (ix) net income before interest, taxes, depreciation and/or amortization; (x) net income before or after extraordinary items; (xi) return on operating assets or levels of cost savings; (xii) earnings before taxes; (xiii) net earnings; (xiv) asset turnover; (xv) total shareholder return; (xvi) pre-tax, pre-interest expense return on invested capital; (xvii) return on invested capital; (xviii) return on incremental invested capital (xix) free cash flow; (xx) cash flow from operations; (xxi) customer satisfaction; or (xxii) learner success metrics. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, division, business unit or individual performance.

18.	Other Provisions.

a.
Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

b.
Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

c.
Compliance with Applicable Legal Requirements. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction.

d.
Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any state or country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

e.
Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

f.
Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

g.
Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)
If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)
If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

h.
Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

i.	Forfeiture and Compensation Recovery.

(1)
An Agreement may provide that if a Participant has received or been entitled to a payment of cash, delivery of Shares, or a combination thereof pursuant to an Award within six months before the Participant's termination of employment with the Company and its Affiliates, the Committee, in its sole discretion, may require the Participant to return or forfeit the cash and/or Shares received with respect to the Award (or its economic value as of (i) the date of the exercise of Options or Stock Appreciation Rights, (ii) the date of, and immediately following, the vesting of Restricted Stock or the receipt of Shares without restrictions, or (iii) the date on which the right of the Participant to payment with respect to Stock Units or Other Stock-Based Awards vests, as the case may be) in the event of certain occurrences specified in the Agreement. The Committee's right to require such return or forfeiture must be exercised within ninety days after discovery of such an occurrence but in no event later than fifteen months after the Participant's termination of employment with the Company and its Affiliates. The occurrences may, but need not, include competition with the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies of the Company or Affiliate or any other occurrence specified in the Agreement within the period or periods of time specified in the Agreement.

(2)
Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 06, 2014

CAPELLA EDUCATION CO.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 10, 2014
Date: May 06, 2014 **Time:** 9:00 AM CDT
Location: Capella Tower
225 South 6th Street
3rd Floor Business Center
Minneapolis, Minnesota 55402

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000199740_1 R1.0.0.51160

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Shareholder Letter 2. Notice & Proxy Statement 3. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

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— How To Vote —

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Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

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0000199740_2 R1.0.0.51160

Voting items

1. Election of Directors

Nominees

01	J. Kevin Gilligan	02	Michael A. Linton	03	Michael L. Lomax	04	Jody G. Miller	05	Stephen G. Shank
06	Andrew M. Slavitt	07	David W. Smith	08	Jeffrey W. Taylor	09	Darrell R. Tukua		

The Board of Directors recommends you vote FOR the following proposal(s):

0000199740_3 R1.0.0.51160

CAPELLA EDUCATION CO.
225 SOUTH 6th STREET, 9TH FLOOR
MINNEAPOLIS, MN 55402

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 J. Kevin Gilligan 02 Michael A. Linton 03 Michael L. Lomax 04 Jody G. Miller 05 Stephen G. Shank
06 Andrew M. Slavitt 07 David W. Smith 08 Jeffrey W. Taylor 09 Darrell R. Tukua

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000199742_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Shareholder Letter, Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

CAPELLA EDUCATION CO.

Annual Meeting of Shareholders

May 6, 2014 9:00 AM CT

This proxy is solicited by the Board of Directors

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

The undersigned, revoking all prior proxies, appoints J. Kevin Gilligan and Gregory W. Thom, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402 on Tuesday, May 6, 2014 at 9:00 a.m. CT and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.

Continued and to be signed on reverse side

0000199742_2 R1.0.0.51160